UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐  Soliciting Material Pursuant to §240.14a-12

EXTERRAN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2017 Annual Meeting

of Stockholders and Proxy Statement

EXTERRAN CORPORATION

Thursday, April 27, 2017 at 8:30 a.m., Central Daylight Time

4444 Brittmoore Rd., Houston, Texas 77041

Dear Fellow Stockholder:

You are invited to join Exterran Corporation’s Board of Directors and executive management team at our 2017 Annual Meeting of Stockholders at 8:30 a.m. Central Daylight time on Thursday, April 27, 2017, at 4444 Brittmoore Road, Houston, Texas 77041.

Enclosed you will find a meeting notice, a related Proxy Statement, a proxy or voting instructions and our 2016 Annual Report, which includes a more detailed letter regarding the state of Exterran. The Proxy Statement provides further information on the Company’s performance, corporate governance and enhanced descriptions of our compensation approach.

The past year was a period of transition for Exterran as we completed our first full year as a public company. In addition to navigating through an unprecedented downturn in the energy industry, we went through a financial restatement process which was successfully completed in early 2017.

Despite the external market challenges and the required internal efforts to complete the restatement, your Board and management team did not lose sight of the need to navigate Exterran through this period of uncertainty and position the Company to capitalize on the eventual industry recovery and new growth opportunities.

As highlighted in the Proxy Statement and Annual Report, we sized the business to manage through the current market challenges, focused on generating and preserving cash as well as repaying debt. The end result was a stronger balance sheet, leaner organization and an evolving culture emphasizing accountability, stewardship, oversight, controls and transparency. We believe the seeds of disciplined growth and stockholder value creation are planted, supported by a compensation philosophy aimed at rewarding financial performance, strategic and operational execution, and safety.

We encourage you to vote your shares as soon as possible. Your vote is important to us. You will find instructions in the Proxy Statement on how to vote your shares by proxy and/or in person if you attend the meeting.

On behalf of the entire Board of Directors and our employees, I would like thank all of our stockholders for your continued support. As stewards of your Company and your capital, we remain focused on near-term goals and long-term results.

Thank you for your continued investment in Exterran Corporation.

Sincerely,

Mark R. Sotir

Executive Chairman of the Board

March 17, 2017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:30 a.m. Central Daylight Time on Thursday, April 27, 2017

The 2017 Annual Meeting of Stockholders of Exterran Corporation, a Delaware corporation, will be held at 8:30 a.m. Central Daylight Time on Thursday, April 27, 2017, at the corporate offices of Exterran located at 4444 Brittmoore Road, Houston, Texas 77041, for the following purposes:

1.	to elect eight directors to serve for a term expiring at the next annual meeting of stockholders;

2.	to ratify the appointment of Deloitte & Touche LLP as Exterran Corporation’s independent registered public accounting firm for fiscal year 2017;

3.	to conduct an advisory vote to approve the compensation of Exterran Corporation’s named executive officers;

4.	to conduct an advisory vote on the frequency of future stockholder advisory votes on the compensation paid to our named executive officers; and

5.	to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Exterran Corporation has fixed the close of business on February 27, 2017 as the record date for the meeting. Only holders of our common stock as of the record date are entitled to notice of and to vote at the annual meeting. Further information regarding voting rights and the matters to be voted upon is presented in this Proxy Statement.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote by the Internet, telephone or mail.

By Order of the Board of Directors,

Valerie L. Banner

Vice President, General Counsel and Corporate Secretary

Exterran Corporation

Houston, Texas

March 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on April 27, 2017:

This Proxy Statement and the Company’s 2016 Annual Report to Stockholders are available free of charge on the Company’s website at http://www.proxyvote.com and also where indicated on the proxy card that accompanies this notice.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (“Board”) to be voted at the 2017 Annual Meeting of Stockholders (“Annual Meeting”) of Exterran Corporation, a Delaware corporation, sometimes referred to herein as the “Company,” “Exterran,” “us,” “we,” or like terms. The proxy materials, including this Proxy Statement, proxy card or voting instructions and our 2016 Annual Report on Form 10-K (“Annual Report”), are being distributed and made available on or about March 17, 2017.

We are making our proxy materials available over the Internet. Accordingly, we will mail most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) on or about March 17, 2017. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a printed copy of our proxy materials. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail. Stockholders may access the proxy materials on the Internet or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

We may satisfy Securities and Exchange Commission (“SEC”) rules regarding delivery of the Notice by delivering a single copy of these documents to an address shared by two or more stockholders. This process is known as “householding.” To the extent we have done so, we have delivered only one Notice to stockholders who share an address with another stockholder, unless contrary instructions were received prior to the mailing date.

When and where will the Annual Meeting be held?

We will hold our 2017 Annual Meeting of Stockholders at Exterran Corporation, 4444 Brittmoore Road, Houston, Texas 77041, on Thursday, April 27, 2017, at 8:30 a.m. Central Daylight Time.

Who may vote?

You may vote if you were a holder of record of Exterran common stock as of the close of business on February 27, 2017, the record date for the Annual Meeting. Each share of common stock is entitled to one vote. As of the record date, there were 35,582,110 shares of Exterran common stock outstanding and entitled to vote.

What am I voting on and how does the Board recommend that I vote?

Proposal No.	Description of Proposal	Page No. Where You Can Find More Information Regarding the Proposal	Board Recommendation
1	Election of eight directors to serve for a term expiring at the next annual meeting of stockholders	4	FOR each nominee
2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2017	42	FOR
3	Advisory vote to approve the compensation paid to our named executive officers	44	FOR
4	Advisory vote on the frequency of future stockholder advisory votes on the compensation paid to our named executive officers	45	1 YEAR

In addition, stockholders will be asked to consider at the Annual Meeting such other business as may properly come before the meeting or any adjournment thereof.

1 EXTERRAN CORPORATION

How do I vote?

You may vote by any of the following methods:

Meeting. In person at the Annual Meeting. If you hold your shares through a broker or other intermediary, you will need proof of your stockholdings to attend the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Internet. By Internet at http://www.proxyvote.com. You will need the 12-digit Control Number included on the Notice or on your proxy card. Online procedures are designed to ensure the authenticity and correctness of your proxy vote instructions.

Telephone. If you received a proxy card by mail, by dialing (via touch-tone telephone) the toll-free phone number on your proxy card under “Vote by Phone” and following the instructions.

Mail. If you received a proxy card by mail, by completing, signing and dating your proxy card and returning it promptly in the envelope provided.

To be counted, votes by Internet, telephone or mail must be received by 11:59 p.m. Eastern Daylight Time on April 26, 2017.

Can I change my vote?

Yes. You may change your vote or revoke your proxy before the voting polls are closed at the Annual Meeting by the following methods:

●	voting again by telephone or Internet;

●	sending us a signed and dated proxy card dated later than your last vote;

●	notifying the Corporate Secretary of Exterran in writing (in the case of a revocation); or

●	voting in person at the Annual Meeting.

How many votes must be present to hold the Annual Meeting?

A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the Annual Meeting. Under our Amended and Restated Bylaws (our “Bylaws”) and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.

What is a broker non-vote?

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on any of the proposals other than Proposal 2 (ratification of independent registered public accounting firm), you will need to communicate your voting decisions to your bank, broker or other holder of record before April 27, 2017.

What matters will be voted on at the Annual Meeting?

Each proposal to be voted on at the Annual Meeting is described in this Proxy Statement, as is the vote required to approve each proposal. For any other matters that may be properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the Annual Meeting.

2017 PROXY STATEMENT 2

Who pays for the proxy solicitation related to the Annual Meeting?

We will pay the cost of soliciting proxies. In addition to sending you these proxy materials or otherwise providing you access to these proxy materials, some of our officers, as well as management and non-management employees, may contact our stockholders by telephone, facsimile or in person. None of these officers or employees will receive additional compensation for any such solicitation. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies as well as provide advisory services to the Company, for a fee of $15,000 plus out-of-pocket expenses which will be paid by the Company. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

If you have any questions or require any assistance with voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834 (from the United States and Canada)

Banks and Brokers May Call Collect: (212) 750-5833

How can I view the stockholder list?

A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for viewing during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 4444 Brittmoore Road, Houston, Texas 77041.

Who will tabulate and certify the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote and will have a representative to act as the independent inspector of elections for the Annual Meeting.

What if I want a copy of the Company’s 2016 Annual Report on Form 10-K?

We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016. Please direct any such requests to the attention of Investor Relations, Exterran Corporation, 4444 Brittmoore Rd., Houston, Texas 77041, by email to investor.relations@exterran.com or by telephone at (281) 836-7000. This document is also available at the SEC’s website, which can be found at http://www.sec.gov.

3 EXTERRAN CORPORATION

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

The Board of Directors has nominated for election as Directors at the Annual Meeting the eight nominees named below. If elected, each nominee will serve until the 2018 Annual Meeting of Stockholders or until their successors have been elected and qualified or until their death, resignation or removal.

The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies on the enclosed proxy card, in the absence of contrary instructions by stockholders, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors.

Each nominee brings a strong and unique background and set of skills to the Board of Directors, giving the Board of Directors as a whole, competence and experience in a wide variety of areas, including corporate governance and board service, executive management, corporate finance and financial markets, investment, the oil and gas industry, and civic leadership. Information regarding the business experience and qualifications of each nominee is provided below. All nominees are currently serving as directors and are standing for re-election.

Eight directors are nominated to be elected to the Board at the Annual Meeting, each to serve for a term expiring at our next annual meeting of stockholders. Each nominee has consented to serve as a director if elected.

Board of Directors’ Recommendation

The Board recommends that the stockholders vote “FOR” the election of each of the nominees to the Board as set forth in this proposal.

Vote Required

A plurality of the votes cast at the Annual Meeting is required to elect each director nominee; however, our Corporate Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his resignation for consideration by our Board. Abstentions and broker non-votes are not considered to be cast, so they will not have any effect on the election of directors.

2017 PROXY STATEMENT 4

Nominees for Director

WILLIAM M. GOODYEAR

Mr. Goodyear, 68, served as Executive Chairman of the board of directors of Navigant Consulting, Inc., a specialized, global consulting firm, from May 2000 to June 2014 and as its Chief Executive Officer from May 2000 to February 2012. Prior to December 1999, Mr. Goodyear served as Chairman and Chief Executive Officer of Bank of America Illinois and President of Bank of America’s Global Private Bank. Between 1972 and 1999, Mr. Goodyear held a variety of positions with Continental Bank (subsequently Bank of America), specializing in corporate finance, corporate lending, trading and distribution. During his tenure with Continental Bank, Mr. Goodyear managed the bank’s European and Asian Operations and served as Vice Chairman of Continental Bank’s board of directors prior to its 1994 merger with Bank of America. Mr. Goodyear is a member of the board and Chairman of the audit committee of Enova International, Inc., a multinational provider of online financial services to individual consumers. He is also a member of the board of trustees of the University of Notre Dame and the Museum of Science and Industry—Chicago and serves as Chairman of the Rush University Medical Center. Mr. Goodyear received a B.B.A. from the University of Notre Dame and an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

As the former Chief Executive Officer and former Executive Chairman of the board of Navigant Consulting, Inc., Mr. Goodyear has significant business consulting experience, including with operational, risk management, financial, regulatory and dispute advisory services. As a former chief executive officer, he also has significant experience in management and business strategy, and as a former public company chairman he is familiar with a full range of board functions.

Director Since: October 2015

Independent

JAMES C. GOUIN

Mr. Gouin, 57, was appointed President of Tower International, Inc. (“Tower”) in September 2016 and became Chief Executive Officer and a member of Tower’s board of directors in January 2017. Mr. Gouin joined Tower in November 2007 as Executive Vice President and Chief Financial Officer. Prior to joining Tower, Mr. Gouin served in 2007 as a senior managing director of the corporate financial practice of FTI Consulting, Inc., a business advisory firm. Prior to joining FTI, Mr. Gouin spent 28 years at Ford Motor Company in a variety of senior positions, including as the Vice President, Finance and Global Corporate Controller from 2003 to 2006 and as the Vice President of Finance, Strategy and Business Development of Ford Motor Company’s International Operations from 2006 to 2007. Mr. Gouin also served on the board of directors of Azure Dynamics Corp. from January 2009 until May 2012. He serves on the board of trustees of the University of Detroit Mercy and he is the Chairman of the board of directors of Vista Maria, a non-profit corporation. Mr. Gouin received a B.B.A. from the Detroit Institute of Technology and an M.B.A. from the University of Detroit Mercy.

Mr. Gouin brings a wealth of financial experience to the Board, as well as managerial, manufacturing and global experience through his years of service at Tower and Ford Motor Company.

Director Since: November 2015

Independent

5 EXTERRAN CORPORATION

JOHN P. RYAN

Mr. Ryan, 65, previously served as President and Chief Executive Officer of Dresser, Inc., a global provider of flow control products, measurement systems and other infrastructure technologies to the oil and gas and power generation industries, from May 2007 until February 2011. Mr. Ryan was President and Chief Operating Officer of Dresser, Inc. from December 2004 to June 2007. From 1987 to 2004, Mr. Ryan was employed by Dresser Wayne where he served as President from 1996 to 2004 and as Vice President from 1991 to 1996. He previously served on the board of directors of each of FlexEnergy, LLC, a provider of oil field turbine generators and environmental solutions for power generation, landfill gas and digester gas applications, from January 2012 to April 2013 and Wayne Fueling Systems, Inc., a privately-held global supplier of fuel dispensers, payment terminals and other measurement and control solutions to the retail and commercial fueling industry from April 2014 to November 2016. Mr. Ryan currently serves as a director of Hudson Products, Inc., a company engaged in the design, manufacture and servicing of heat transfer equipment for the petroleum, chemical, gas processing and electric utility industries; and as a director of The Village of Hope, a non-profit organization. Mr. Ryan received a B.A. from Villanova University.

As the former President and Chief Executive Officer of Dresser, Inc., Mr. Ryan has significant international experience and energy industry knowledge, as well as a combination of commercial, operational and financial skills. With an early career in engineering, manufacturing and sales, Mr. Ryan also brings a thorough understanding of these disciplines.

Director Since: October 2015

Independent

CHRISTOPHER T. SEAVER

Mr. Seaver, 68, served as Chairman of the board of directors of Hydril Company, an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing from 2006 until his retirement in May 2007. Mr. Seaver held a series of domestic and international management positions at Hydril Company from 1985 to May 2007, including as President since 1993 and Chief Executive Officer and director since 1997. Prior to joining Hydril Company, Mr. Seaver was a corporate and securities attorney for the law firm of Paul, Hastings, Janofsky & Walker LLP, and was a Foreign Service Officer in the U.S. State Department with postings in Kinshasa, Republic of Congo and Bogotá, Colombia. Mr. Seaver currently serves as a director and member of the audit committee of Oil States International, Inc., an oil service company specializing in manufacturing products for offshore production and drilling, renting drilling and completion tools, and U.S. land drilling services; and a director and Chairman of McCoy Global Inc., a Canadian oil service company principally providing power tongs and related equipment. Mr. Seaver has also served as a director and officer of the Petroleum Equipment Suppliers Association, a director of the American Petroleum Institute, and a director and Chairman of the National Ocean Industries Association. Mr. Seaver received an A.B. in Economics from Yale University and a J.D. and M.B.A. from Stanford University.

Through his former roles as President, Chief Executive Officer and Chairman of the Board of a publicly traded oil and gas services company, Mr. Seaver brings to our Board both the perspective of an executive officer as well as that of a director. He has both domestic and international management and operations experience and has been heavily involved in many industry trade and professional organizations. His tenure with the U.S. State Department makes him well-versed in international cultures and the challenges and opportunities presented by conducting business in developing countries.

Director Since: October 2015

Independent

2017 PROXY STATEMENT 6

MARK R. SOTIR

Mr. Sotir, 53, has served as director and Executive Chairman of the Company since October 2015. Mr. Sotir has also served as Co-President of the Equity Group Investments division of Chai Trust Company, LLC, a private investment firm (“EGI”), since October 2015, and prior to taking his current position, served as Managing Director since November 2006. While at EGI, he served as the interim president of Tribune Interactive, a division of Tribune Company, a media conglomerate, from December 2007 until April 2008. Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code in December 2008. Prior to joining EGI, Mr. Sotir was the Chief Executive Officer of Sunburst Technology Corporation, an independent distributor of educational software to public schools, from August 2003 to November 2006. Mr. Sotir serves on the board of directors of several EGI portfolio companies, including Rewards Network Inc., a dining rewards company; SIRVA Inc., a provider of moving and relocation services; and Veridiam, a specialty manufacturer in the nuclear aerospace and medical industries. Mr. Sotir received a B.A. in Economics from Amherst College and an M.B.A. from Harvard Business School.

Mr. Sotir brings to our Board extensive operational experience, gained by serving in key management and leadership roles in a wide range of industries. His operational experience includes brand management, sales, marketing and distribution, as well as finance. In addition, Mr. Sotir serves as a director for several companies representing a diversity of industries.

Director Since: October 2015

Not Independent - Management

RICHARD R. STEWART

Mr. Stewart, 67, previously served as President and Chief Executive Officer of GE Aero Energy, a division of GE Power Systems, and as an officer of General Electric Company, from February 1998 until his retirement in 2006. From 1972 to 1998, Mr. Stewart served in various positions at Stewart & Stevenson Services, Inc., including as Group President and member of the board of directors. Mr. Stewart is vice chairman of the board of directors of Eagle Materials Inc., a U.S. manufacturer and distributor of building materials; director and Chairman of the audit committee of Kirby Corporation, a tank barge operator; and director of TAS, a privately held company providing energy conversion solutions. Mr. Stewart served as a director of Lufkin Industries, Inc., an oilfield equipment and power transmission products company, from October 2009 until its acquisition by General Electric in July 2013. Mr. Stewart received a B.B.A. in Finance from the University of Texas.

Mr. Stewart brings business knowledge and leadership experience, as well as familiarity with corporate governance issues, as a result of his prior service as chief executive officer of a manufacturing company, as an officer of General Electric and as a member of the boards of other public companies.

Director Since: October 2015

Independent

7 EXTERRAN CORPORATION

ANDREW J. WAY

Mr. Way, 45, is our President and Chief Executive Officer. He previously served as Vice President and Chief Executive Officer—Drilling and Surface Production of GE Oil & Gas, a provider of equipment and services in the oil and gas space, from 2012 through June 2015. Mr. Way joined GE Oil & Gas in October 2007 and previously served as General Manager Operations, Turbo Machinery Services from October 2007 to December 2008, as General Manager, Global Supply Chain from December 2008 to December 2010, and as Vice President and Chief Executive Officer—Turbo Machinery Services from December 2010 to June 2012. Prior to joining GE Oil & Gas, Mr. Way served as Operations Director and Managing Director—GE Equipment Services of GE Capital from 2001 to 2007 and held various positions at GE Aviation from 1996 to 2001. Mr. Way studied Mechanical Engineering and graduated from the technical leadership program with Lucas Industries in Wales, U.K.

Mr. Way brings a wealth of global corporate leadership experience across many aspects of business, including finance, strategy, operations, and supply chain, from his years of service at GE, culminating in his position as Vice President and Chief Executive Officer-Drilling and Surface Production.

Director Since: October 2015

Not Independent - Management

IEDA GOMES YELL

Ms. Gomes Yell, 60, has served as the Managing Director of Energix Strategy Ltd., an independent oil and gas consultancy firm, since October 2011. Before forming Energix, she served in a number of positions with BP plc and its subsidiaries from 1998 to 2011, including as President of BP Brazil, Vice President of Regulatory Affairs and Vice President of Market Development at BP Solar and Vice President of Pan American Energy. From 1995 until 1998, Ms. Gomes Yell held a number of positions with Companhia de Gás de São Paulo, or Comgás, a Brazilian natural gas distributor, before being named President and Chief Executive Officer. Ms. Gomes Yell is currently a non-executive director and member of the audit and risk and strategic committees at Bureau Veritas SA, a global provider of testing, inspection and certification services; a non-executive director of Compagnie de Saint Gobain SA, a France-based producer, processor and distributor of construction and high-performance materials and packaging; a director and Chairman of the corporate governance committee at InterEnergy Holdings, a private power production company; a Councillor of the Brazilian Chamber of Commerce in Great Britain, a not-for-profit organization; a founding director of WILL Latam—Women in Leadership in Latin America, a not-for-profit organization; a member of the advisory board of Crystol Energy, an independent consultancy and advisory firm; and a member of the advisory board of Comgás and of the Infrastructure Department of the São Paulo Federation of Industries. Ms. Gomes Yell is a senior visiting research fellow at the Oxford Institute for Energy Studies in the United Kingdom and Fundação Getúlio Vargas Energia in Brazil. Ms. Gomes Yell received her B.S. in Chemical Engineering from the University of Bahia, Brazil, a MSc. in Environmental Engineering from the Polytechnic School of Lausanne, Switzerland and a MSc. in Energy from the University of São Paulo, Brazil.

Throughout her career, Ms. Gomes Yell has cultivated extensive experience in developing projects, restructuring energy businesses and advising domestic and international oil and gas companies in a variety of operational and governance matters, including developing business strategies, navigating international markets and creating growth.

Director Since: October 2015

Independent

2017 PROXY STATEMENT 8

CORPORATE GOVERNANCE

Director Independence

The Board believes that at least a majority of the directors should be persons who have no material relationship with our Company and who are otherwise “independent” under applicable NYSE listing standards. Currently, 75% of our directors are independent. Our Code of Business Conduct also requires all employees, officers and non-employee directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. In addition, we distribute director and officer questionnaires at least annually to elicit related-party information. The questionnaire requires that responses be updated throughout the year to the extent circumstances change.

The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Exterran and each director (including his or her immediate family), as well as relationships with other for-profit concerns and charitable organizations and related party transactions, to determine whether any such relationship or transaction would prohibit a director from being independent under SEC rules, the NYSE listing standards and the Company’s Corporate Governance Principles. With the Nominating and Corporate Governance Committee’s recommendation, the Board makes a determination relating to the independence of each member, which is based on applicable laws, regulations, our Corporate Governance Principles and the rules of the NYSE and SEC.

During the Nominating and Corporate Governance Committee’s most recent review of independence, the Committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires; these relationships were reviewed by the Nominating and Corporate Governance Committee and approved by the Audit Committee, and none are required to be reported in this Proxy Statement.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following nominees for director are independent: Messrs. Goodyear, Gouin, Ryan, Seaver and Stewart and Ms. Gomes Yell.

Mr. Sotir is not independent because he is the Executive Chairman of the Company, and Mr. Way is not independent because he is the President and Chief Executive Officer of the Company.

Board Leadership Structure

We separate the roles of Executive Chairman of the Board and Chief Executive Officer. We believe this structure is currently in the best interests of our stockholders because by separating these positions:

●	our Chief Executive Officer can focus on the day-to-day operations and management of our business, and

●	the Executive Chairman of the Board can lead the Board in its fundamental role of providing advice to and oversight of management.

The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Executive Chairman. The Board believes this structure is appropriate for the Company because of the size and composition of the Board, the scope and complexity of our operations and the responsibilities of the Board and management.

The Board has adopted procedures for the timely and efficient transfer of our Chief Executive Officer’s responsibilities in the event of an emergency or his sudden incapacitation or departure.

Mr. Sotir serves as Executive Chairman and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting.

Role of Lead Independent Director

Consistent with industry best practices and in accordance with the Company’s Corporate Governance Principles, the Board has a Lead Independent Director to ensure that the Company maintains a corporate governance structure with appropriate independence and balance. The Lead Independent Director is elected by the independent directors, and presides at the executive sessions of the independent directors which are held in conjunction with each regularly scheduled meeting of the Board, and any other meetings as determined by the Lead Independent Director. Mr. Goodyear presently serves as Lead Independent Director.

9 EXTERRAN CORPORATION

Communication with the Board

Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to us at the following address: Exterran Corporation, 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our compliance hotline at 1-800-281-5439 (North America) or 1-832-554-4859 (outside North America).

Relevant communications are distributed to the Board, or to any individual committee, director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

Committees of the Board

The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board’s responsibilities. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and the applicable committee charters, each of which are available to the public on our website at http://www.exterran.com or in print by submitting a written request to Exterran Corporation, 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary. The purpose and composition of each committee is summarized in the table below.

	Purpose	Composition	Committee Report
Audit Committee	The Committee’s purpose is to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor, the performance of our internal audit function, and our systems of disclosure controls and procedures and internal controls over financial reporting.	The Board has determined that each member of the Audit Committee is independent under applicable SEC rules and NYSE listing standards and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each member qualifies as an “audit committee financial expert” as that term is defined by the SEC. No member of the Audit Committee serves on the audit committee of more than two other public companies.	The Report is included in this Proxy Statement on page 15.
Compensation Committee	The Committee’s purpose is to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting, developing, retaining and compensating the senior executive talent required to achieve corporate objectives, and link pay and performance.	The Board has determined that each member of the Compensation Committee is independent under applicable SEC rules and NYSE listing standards. The Board has also determined that each member qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and as a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).	The Report is included in this Proxy Statement on page 16.
Nominating and Corporate Governance Committee	The Committee’s purpose is to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, oversee the evaluation of the Board and develop, review and implement our Corporate Governance Principles.	The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under applicable SEC rules and NYSE listing standards.

2017 PROXY STATEMENT 10

COMMITTEE MEMBERSHIP

Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. The current members of our committees are indicated in the following chart:

Director	Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William M. Goodyear	√	Chair	Member
James C. Gouin	√	Member
John P. Ryan	√	Member	Chair	Member
Christopher T. Seaver	√	Member	Member	Chair
Mark R. Sotir
Richard R. Stewart	√		Member
Andrew J. Way
Ieda Gomes Yell	√			Member

Attendance at Meetings

The Board and its committees held the following number of meetings and acted by unanimous written consent the following number of times during calendar year 2016:

	No. of Meetings	No. of Actions by Written Consent
Board	9	2
Audit Committee	23	—
Compensation Committee	8	3
Nominating and Corporate Governance Committee	5	—

We expect members of the Board to attend all meetings. The directors attended, individually and as a group, at least 75% of the meetings of the Board and Board committees on which they served during the period described above.

While we do not have a formal requirement relating to director attendance at our annual meetings of stockholders, all directors are strongly encouraged to attend. The Annual Meeting will be our first annual meeting as a public company and we currently expect that all directors will be in attendance.

Director Qualifications, Nominations and Diversity

The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, international business and relevant technical expertise. The Nominating and Corporate Governance Committee also considers issues of diversity in the director identification and nomination process. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, color, national origin, gender, religion or disability.

Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, regulation and the rules of the NYSE, our Certificate of Incorporation, our Bylaws and our Corporate Governance Principles.

11 EXTERRAN CORPORATION

Our Bylaws describe the procedures a stockholder must follow when nominating a director for election to the Board. Notice of any director nominee to be considered for election at the 2018 Annual Meeting of Stockholders must be received by the Corporate Secretary on or after November 17, 2017 and no later than December 17, 2017. The notice must include certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice. Our Bylaw requirements are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our Bylaws by making a written request to our Corporate Secretary. Any stockholder-recommended director nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is important to the determination of the types and appropriate levels of risk we undertake. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the composition of the Board and other types of risks within its areas of responsibility. The Audit Committee oversees the management of financial risks and also receives regular quarterly reports from our Director of Internal Audit and our Chief Compliance Officer. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risk Assessment Related to Our Compensation Structure

We believe our compensation practices reflect sound risk management practices and are not reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions that they believe do not encourage the taking of unreasonable risks. Our Compensation Committee believes its practice of considering non-financial and other qualitative factors in determining compensation awards discourages excessive risk taking and encourages good judgment. In addition, we believe employee compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short-term and long-term focused compensation in a manner that encourages decision-making that balances short-term goals with long-term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established (a) short-term incentives that balance various Company objectives and provide for maximum payouts, and (b) long-term incentive awards with generally three-year vesting periods, and we believe these program features further balance short- and long-term objectives and encourage employee behavior designed to deter excessive risk taking and achieve sustained profitability and growth.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Goodyear, Ryan, Seaver and Stewart served on the Compensation Committee of the Board during 2016. During 2016, there were no compensation committee interlocks or insider participation matters.

2017 PROXY STATEMENT 12

INFORMATION REGARDING DIRECTOR COMPENSATION

Our Compensation Committee is responsible for recommending non-employee director compensation to the full Board of Directors for approval. Non-employee members of the Board are compensated in cash and equity. As Executive Chairman of the Board, Mr. Sotir is an officer, but not an employee, of the Company. Mr. Way, who is both a director and our President and Chief Executive Officer, does not receive additional compensation for his service on the Board.

Cash-Based Compensation

Director compensation levels are reviewed annually by the Compensation Committee. In February 2016, in light of market conditions, the Compensation Committee determined to reduce the annual retainers payable to our non-employee directors in respect of their service as members of the Board in 2016, as follows: (i) each non-employee director received an annual retainer of $45,000 (rather than $50,000); (ii) the Executive Chairman of the Board received an additional annual retainer of $180,000 (rather than $200,000); (iii) the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received additional annual retainers of $13,500, $13,500 and $9,000, respectively (rather than $15,000, $15,000 and $10,000, respectively); and (iv) the Lead Independent Director received an additional annual retainer of $22,500.

As reflected in the table below, during 2016, each non-employee director received an annual cash retainer, as well as a payment for each meeting attended. The Executive Chairman of the Board and the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received an additional retainer for their services. All retainers are paid in equal quarterly installments. Directors are also reimbursed for reasonable expenses incurred to attend Board and committee meetings.

Description of Remuneration	Executive Chairman of the Board	Audit Committee Chairman	Compensation Committee Chairman	Nominating and Corporate Governance Committee Chairman	Lead Independent Director	All Other Directors
Annual Retainer	$45,000	$45,000	$45,000	$45,000	$45,000	$45,000
Other Annual Retainers	$180,000	$13,500	$13,500	$9,000	$22,500	—
Meeting Attendance Fee	$1,500	$1,500	$1,500	$1,500	$1,500	$1,500
(per meeting attended)

The Compensation Committee determined in February 2017 to maintain the non-employee directors’ annual retainers at the current levels for 2017.

We also maintain the Directors’ Amended and Restated Stock and Deferral Plan (the “Directors’ Plan”), pursuant to which directors may elect to receive all or a portion of their cash compensation for Board service in the form of phantom units that become payable in shares of our common stock and may also elect to defer their receipt of common stock. During 2016, Ms. Gomes Yell elected to defer her compensation pursuant to the Directors’ Plan. Following the completion on January 4, 2017 of its previously announced restatement of financial results, the Company made a grant on January 6, 2017 of phantom units under the Directors’ Plan representing payment for Ms. Gomes Yell’s retainer and meeting fees for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016. The phantom units become payable in shares of common stock (or cash in lieu of any fractional shares) within 30 days following the earliest of (i) a deferral date selected by Ms. Gomes Yell, (ii) Ms. Gomes Yell’s Separation from Service (as defined in the Directors’ Plan) for any reason or (iii) the date of a Change of Control (as defined in the Plan) of the Company.

Equity-Based Compensation

In February 2016, the Compensation Committee approved an annual grant of fully-vested common stock to non-employee directors valued at approximately $112,500 on the date of grant in respect of their service in 2016. The number of shares to be awarded will be based on the market closing price of our common stock on the applicable grant date.

13 EXTERRAN CORPORATION

Stock Ownership Requirements

Our stock ownership policy requires each director to own an amount of our common stock equal to at least five times the annual retainer amount (which at December 31, 2016 equals $225,000 of our common stock) within three years of his or her election to the Board. Both directly-owned shares and unvested restricted stock count toward satisfaction of this policy. We measure the stock ownership of our directors annually as of October 31. All of our directors were elected to the Board in late 2015, and therefore have until late 2018 to meet this ownership requirement.

Total Compensation

The following table shows the total compensation earned by each non-employee director for their service during 2016.

Name	Fees Earned in Cash ($) (1)	Fees Earned in Stock (1)	Equity Grant ($) (2)	Total ($)
William M. Goodyear	$—	$136,500	$112,500	$249,000
James C. Gouin	$87,000	$—	$112,500	$199,500
John P. Ryan	$31,125	$88,875	$112,500	$232,500
Christopher T. Seaver	$—	$114,000	$112,500	$226,500
Mark R. Sotir	$157,875	$98,625	$112,500	$369,000
Richard R. Stewart	$89,000	$—	$112,500	$201,500
Ieda Gomes Yell	$—	$84,000	$112,500	$196,500

(1)	Messrs. Goodyear and Seaver, and Ms. Gomes Yell received their retainer and meeting fees in the form of our common stock. Mr. Ryan received his retainer and meeting fees in the form of our common stock for the period of April 1, 2016 through December 31, 2016 and Mr. Sotir received one-half of his retainer and meeting fees in the form of common stock and one-half in the form of cash for the period of April 1, 2016 through December 31, 2016.

(2)	Annual grant of fully-vested common stock to non-employee directors valued at approximately $112,500 on the date of grant in respect of their service in 2016. Represents the grant fair value of our common stock, calculated in accordance with ASC 718.

2017 PROXY STATEMENT 14

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Exterran Corporation’s (“Exterran”) financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Exterran’s website at http://www.exterran.com.

The Audit Committee has reviewed and discussed the audited consolidated financial statements and management’s assessment and report on internal controls over financial reporting for the year ended December 31, 2016 with management and Deloitte & Touche LLP (“Deloitte”), Exterran’s independent registered public accounting firm. Exterran published this report in its Annual Report on Form 10-K for the year ended December 31, 2016, which it filed with the SEC on March 10, 2017. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Exterran’s financial statements and the effectiveness of internal control and financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Exterran’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Audit Committee discussed with Exterran’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Exterran’s internal controls, and the overall quality of Exterran’s financial reporting. Management represented to the Audit Committee that Exterran’s consolidated and combined financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated and combined financial statements with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16 (Communication with Audit Committees), as currently in effect.

In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Exterran’s Board of Directors, and the Board has concurred, that (i) the audited financial statements be included in Exterran’s Annual Report on Form 10-K for the twelve months ended December 31, 2016, for filing with the Securities and Exchange Commission; (ii) Deloitte meets the requirements for independence; and (iii) the appointment of Deloitte for 2017 be submitted to the stockholders for ratification.

The Audit Committee of the Board of Directors

William M. Goodyear, Chair

James C. Gouin

John P. Ryan

Christopher T. Seaver

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Exterran, except to the extent that Exterran specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

15 EXTERRAN CORPORATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to Exterran’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Board of Directors

John P. Ryan, Chair

William M. Goodyear

Christopher T. Seaver

Richard R. Stewart

2017 PROXY STATEMENT 16

EXECUTIVE OFFICERS

The following provides information regarding our executive officers as of March 2, 2017. Information concerning the business experience of Messrs. Way and Sotir is provided under “— Nominees for Director” beginning on page 5 of this Proxy Statement.

Executive Officer	Age	Position
Andrew J. Way	45	President, Chief Executive Officer and Director
Mark R. Sotir	53	Executive Chairman and Director
David A. Barta	54	Senior Vice President and Chief Financial Officer
Roger George	48	Senior Vice President, Global Engineering and Product Lines
Girish K. Saligram	45	Senior Vice President, Global Services

David A. Barta has served as Senior Vice President since November 2016 and Chief Financial Officer since December 2016. Prior to joining Exterran, Mr. Barta was Senior Vice President and Chief Financial Officer of Accudyne Industries from 2013 to 2016. Mr. Barta served as Chief Financial Officer of Cooper Industries from 2010 until its sale in 2012 and as Chief Financial Officer of Regal Beloit Corporation from 2004 to 2010. Prior to 2010, Mr. Barta worked nine years at Newell Rubbermaid, Inc. in financial management positions, and held various financial positions with Harman International Industries, North American Van Lines and Beatrice Foods.

Roger George has served as Senior Vice President, Global Engineering and Product Lines since December 2016. Before joining Exterran, Mr. George held a series of leadership roles with GE from 2005 to 2016. His most recent role with GE was Product Line Leader of its 50Hz Utility Gas Turbine business. Prior to that, he served as General Manager and as an executive of GE Distributed Power running Global Sales and Commercial Operations from 2012 to 2016. Earlier in his career Mr. George worked for Optimal CAE, Inc. and the Ford Motor Company.

Girish K. Saligram has served as Senior Vice President, Global Services since August 2016. Prior to joining Exterran, Mr. Saligram spent 20 years with GE in positions of increasing responsibility as a functional and business leader in industry sectors across the globe. His most recent role with GE was General Manager, Downstream Products & Services, for GE Oil & Gas. Prior to that, Mr. Saligram led the GE Oil & Gas Contractual Services business based in Florence, Italy. Before his nine years in the oil and gas sector, Mr. Saligram spent 12 years with GE Healthcare in engineering, services, operations and commercial roles.

17 EXTERRAN CORPORATION

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table provides information about beneficial owners, known by us as of March 2, 2017, of 5% or more of our outstanding common stock (the 5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,801,906	(2)	11%
MTP Energy Fund Ltd. 1603 Orrington Avenue, 13th Floor Evanston, Illinois 60201	3,266,488	(3)	9%
Chai Trust Company LLC 2 North Riverside Plaza, Suite 600 Chicago, Illinois 60606	3,213,442	(4)	9%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	3,082,074	(5)	9%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,859,972	(6)	8%
Dimensional Fund Advisors, L.P. Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,877,035	(7)	8%
Carlson Capital, L.P. 2100 McKinney Avenue, Suite 1800 Dallas, Texas 75201	1,816,215	(8)	5%

(1)	Reflects shares of common stock beneficially owned as a percentage of 35,528,110 shares of common stock outstanding as of March 2, 2017.

(2)	Based solely on a review of the Schedule 13G filed by BlackRock, Inc. on January 12, 2017. BlackRock, Inc. has sole voting or dispositive power over 3,801,906 shares.

(3)	Based solely on a review of the Schedule 13G filed by MTP Energy Fund Ltd. (“MTP Fund”) and certain other related reporting persons on February 14, 2017. Magnetar Financial serves as the sole member of MTP Energy, a Delaware limited liability company. MTP Energy is a relying adviser of Magnetar Financial, and serves as the investment manager to MTP Fund. Magnetar Financial is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. In such capacity, MTP Energy exercises voting and investment power over the shares held for the accounts of MTP Fund. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners.

(4)	Based solely on a review of the Schedule 13D filed by Chai Trust Company LLC (“Chai Trust”) and certain other related reporting persons on March 10, 2016. Chai Trust is the managing member of GI-Fund (05-07) Investors, L.L.C., a Delaware limited liability company (“Fund 05-07”), EGI-Fund (11-13) Investors, L.L.C., a Delaware limited liability company (“Fund 11-13”), and EGI-Fund B, L.L.C., a Delaware limited liability company (“Fund B”), and is the non-member manager of EGI-Fund (08-10) Investors, L.L.C., a Delaware limited liability company (“Fund 08-10”). The shares of common stock beneficially owned by Chai Trust include 447,567 shares of common stock held by Fund 05-07, 332,327 shares of common stock held by Fund 08-10, 908,742 shares of common stock held by Fund 11-13 and 1,524,806 shares of common stock held by Fund B.

(5)	Based solely on a review of the Schedule 13G filed by FMR LLC on February 14, 2017. FMR LLC has sole voting or dispositive power over 3,082,074 shares.

2017 PROXY STATEMENT 18

(6)	Based solely on a review of the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2017. Vanguard Fiduciary Trust Company (“VFTC”) a wholly-owned subsidiary of Vanguard is the beneficial owner of 35,983 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”) is the beneficial owner of 5,063 shares as a result of serving as investment manager of Australian investment offerings. Vanguard has sole dispositive power over 2,820,643 shares and shared dispositive power with VFTC over 39,329 shares.

(7)	Based solely on a review of the Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2017. Dimensional provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). Dimensional and its subsidiaries may act as an adviser, sub-adviser and/or manager to certain Funds and possess voting or dispositive power over the 2,877,035 shares held by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

(8)	Based solely on a review of the Schedule 13G filed by Carlson Capital, L.P. on January 30, 2017. Carlson Capital has shared voting and dispositive power over 1,816,215 shares.

Security Ownership of Management

The following table provides information, as of March 2, 2017, regarding the beneficial ownership of our common stock by each of our directors, each of our 2016 Named Executive Officers (as identified beginning on page 21of this Proxy Statement), and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each executive officer and director listed below is c/o Exterran Corporation, 4444 Brittmoore Rd, Houston, Texas 77041.

Name of Beneficial Owner	Shares Owned Directly	Restricted Stock(1)	Right to Acquire Stock(2)	Indirect Ownership	Total Ownership	Percent of Class
Non-Employee Directors						*
William M. Goodyear	16,423	—	—	—	16,243	*
James C. Gouin	8,676	—	—	—	8,676	*
John P. Ryan	17,207	—	—	—	17,207	*
Christopher T. Seaver	46,714	—	—	—	46,714	*
Mark R. Sotir(3)	22,228	—	—	—	22,228	*
Richard R. Stewart	8,800	—	—	—	8,800	*
Ieda Gomes Yell(4)	11,829	—	—	—	11,829	*
Named Executive Officers						*
Andrew J. Way	50,357	280,226	—	—	330,583	*
David A. Barta		49,245	—	—	49,245	*
Jon C. Biro(5)(6)	42,271	—	—	—	42,271	*
Steven W. Muck(6)	17,629	37,780	—	—	55,409	*
Girish K. Saligram	400	76,072	—	—	76,472	*
Daniel K. Schlanger(5)(6)	59,132	—	—	—	59,132	*
Christopher T. Werner(6)	6,032	22,163	—	—	28,195	*
All directors and executive officers as a group (15 persons)						2.2%

*	Less than 1%

(1)	Includes unvested restricted stock awards which generally vest ratably on each anniversary date of grant over a three-year period from the original date of grant. Officers and directors have voting power and, once vested, dispositive power.

(2)	Includes shares that can be acquired immediately or within 60 days of March 2, 2017 through the exercise of stock options.

19 EXTERRAN CORPORATION

(3)	Mr. Sotir is Co-President of Equity Group Investments, a division of Chai Trust. Chai Trust is the beneficial owner of approximately 3.2 million shares of our common stock as of March 10, 2016; however, Mr. Sotir disclaims beneficial ownership of such shares.

(4)	Includes 2,313 phantom units granted under the Amended and Restated Directors’ Stock and Deferral Plan.

(5)	Information based on Company records and last filed Statement of Changes of Beneficial Ownership (Form 4).

(6)	Former Named Executive Officer during calendar year 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock (“Reporting Persons”) are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of our common stock. Based solely on a review of Forms 3, 4 and 5 (and any amendments thereto) furnished to us, we have concluded that no Reporting Persons were delinquent in 2016 with respect to their reporting obligations, as set forth in Section 16(a) of the Exchange Act.

2017 PROXY STATEMENT 20

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about the compensation philosophy and programs and actual compensation decisions for 2016 related to our principal executive officer, our current and former principal financial officers, our three other most highly compensated executive officers, and a former executive officer who would have been one of the three most highly compensated executive officers except he resigned in March 2016. We refer to this group collectively as our “Named Executive Officers” or “NEOs” throughout this discussion. For 2016, our Named Executive Officers are: Andrew J. Way, our President and Chief Executive Officer; David A. Barta, our Senior Vice President and Chief Financial Officer; Girish K. Saligram, our Senior Vice President, Global Services; Steven W. Muck, our former Senior Vice President, Engineering and Product Lines; Christopher T. Werner, our former Senior Vice President, Global Operations; Jon C. Biro, our former Senior Vice President and Chief Financial Officer; and Daniel K. Schlanger, our former Senior Vice President, Global Products. Our former NEOs with the exception of Mr. Schlanger remained employed with us throughout 2016 to support with the leadership transition.

Executive Summary

Our executive compensation program is designed to align executive officers’ pay with individual and company performance in order to achieve growth, profitability and stockholder returns, and to attract and retain talented executives who are critical to short- and long-term success. Important features of our executive compensation program and practices are provided in the following table:

What We Do

●	We do maintain compensation plans designed to align our executives’ compensation with long-term stockholder value

●	We do base our executives’ incentive awards primarily on quantitative metrics

●	We do deliver one-half (50%) of our executives’ long-term incentive compensation in the form of performance-based shares

●	We do retain an independent compensation consultant to advise the Compensation Committee

●	We do conduct an annual review of our compensation strategy

●	We do employ our executives at-will

●	We do maintain double-trigger provisions under our change-of-control agreements

●	We do maintain stock ownership policies for our executives and directors

What We Don’t Do

●	We don’t allow our executives to hedge or sell short Company shares

●	We don’t allow our executives to pledge Company shares

●	We don’t provide for tax gross-ups in our change-of-control agreements

●	We don’t provide cash payments for tax equalization

●	We don’t provide for liberal share counting in our equity plan

●	We don’t allow for option repricing under our equity plan

●	We don’t provide any perquisites for our current executives

The Existing Environment

OUR STRATEGY

Exterran was spun-off as a separate, publicly-traded corporation (the “Spin-Off”) from Archrock, Inc., formerly known as Exterran Holdings, Inc. (“Archrock”), effective November 3, 2015. Our first full year of operation as a separate publicly-traded company was 2016.

We are a market leader in the provision of midstream infrastructure solutions, including compression, production, and processing products and services that support the production and transportation of oil and natural gas throughout the world. We provide these solutions to a global customer base consisting of companies engaged in all aspects of the oil and natural gas industry, including large integrated oil and natural gas companies, national oil and natural gas companies, independent oil and natural gas producers, and oil and natural gas processors, gatherers and pipeline operators. We operate in four primary business lines: contract operations, aftermarket services, oil and gas product sales and Belleli EPC product sales.

21 EXTERRAN CORPORATION

To successfully compete on a global scale, we recruit, attract and retain executives who have experience and knowledge of leading global energy business operations. This skill set includes, but is not limited to, developing and implementing strategies to gain market share and generate profitable returns across a wide portfolio of product and service offerings in different countries; working knowledge of the needs of national oil companies; experience managing and navigating complex national and local laws, rules and regulations as it pertains to conducting business in different countries; and attracting, leading, and motivating local leadership who can implement corporate-level strategies, controls, processes and procedures.

In 2016, as part of our strategy to emphasize and strengthen our position on a global scale, we made changes in the Company’s management team across the organization, including the employment of David A. Barta as our Senior Vice President and Chief Financial Officer; Girish R. Saligram as our Senior Vice President, Global Services; and Roger George as our Senior Vice President, Global Engineering and Product Lines to replace Steven W. Muck, who resigned from this positon and separated from the Company in March 2017. Other key individuals have been added in strategic areas across the organization, including Finance, Global Health, Safety and Environmental (“HSE”), and Aftermarket Services.

Additionally, following the Spin-Off we appointed a corporate officer reporting to the Chief Executive Officer to oversee the non-core Belleli operations with the goal of divesting the Belleli Energy Critical Process Equipment S.r.l. (“Belleli CPE”), and implementing a plan to exit all other non-core business lines of our subsidiary Belleli Energy S.r.l. (“Belleli EPC”; subsequently renamed Exterran Italy S.r.l.). In August 2016, we completed the sale of Belleli CPE to Tosto S.r.l.

OUR 2016 PERFORMANCE

2016 was a challenging year for the industry, with significantly curtailed customer spending in the face of a multi-year decline in oil and gas prices. The year started with international oil prices dropping to a low of $26 per barrel, and natural gas production in the U.S. declining due to low levels of drilling activity. U.S. exploration and production companies continued to focus on reducing costs, preserving cash and repaying debt, and limited investment to basins where high returns for production growth could be quickly maximized. Internationally, many national oil companies were focused on lowering internal costs and seeking alternative sources of capital to develop their projects. These factors led to a sharp reduction in capital spending and project starts across the global energy industry, resulting in less demand and lower pricing for services, equipment and infrastructure across all subsectors of the energy service and equipment industry. We navigated the Company through this severe industry downturn while managing a financial restatement (which is described below).

To partially offset the reduced revenue and profit opportunities resulting from this challenging market environment, we focused on maximizing cash flow and prioritizing debt reduction. To accomplish this, we reduced working capital through improved planning, lowering inventory levels, increasing supply chain efficiencies and improving visibility to cash collections. We also reduced overall costs through headcount reductions, idling or closing non-strategic manufacturing facilities, and lowering expenses in several non-compensation cost categories. Merit increases to base pay were suspended and participation in both our short-term and long-term incentive plans was reduced or eliminated. We also changed our compensation plans to include metrics that would support cash flow and debt reduction.

Financial and Operational Highlights

Several positive outcomes came from our efforts. We increased net cash provided by continuing operating activities by $135 million to $266 million in 2016 as compared with $131 million in 2015, as working capital was reduced by $231 million from December 31, 2015 levels. We utilized this cash to reduce our debt levels in 2016 by $177 million. Long-term debt at December 31, 2016 was $349 million, a 34% reduction from long-term debt of $526 million at December 31, 2015.

Selling, general and administrative expense (“SG&A”) in 2016 was reduced by 25% from 2015 levels. Our fourth quarter 2016 SG&A expense of $42 million was 21% lower than fourth quarter 2015 SG&A expense of $53 million. We enter 2017 as a leaner company.

From an operational perspective, we maintained a gross margin percentage in the contract operations segment above management’s stated goal of 60% by recording a gross margin percentage of 63% for the year. This was accomplished by changing the scope and scale of certain projects despite pricing discounts requested by customers due to market conditions. Despite the difficult market environment, orders for our oil and gas products increased throughout the year, culminating in oil and gas product sales bookings of $231 million for fourth quarter 2016, which marked the third consecutive quarter of increased bookings since the first quarter 2016 low of $20 million. We evaluate the performance of our segments based on gross margin, which is defined as revenue less cost of sales (excluding depreciation and amortization expense).

In an effort to focus on our core oil and gas business, we began optimizing our product portfolio by completing the sale of Belleli CPE during the third quarter of 2016, and committing to a plan to exit the non-core Belleli EPC product sales business.

2017 PROXY STATEMENT 22

Compensation Highlights

In response to the difficult operating environment expected for 2016, the Compensation Committee and the Company made a number of changes to the executive compensation plans and practices to help control costs and manage through the market downturn. A summary of these changes, which are more specifically described in this CD&A, is as follows:

●	Our executives did not receive any pay increases in 2016 relative to their compensation at the time of the Spin-Off in November 2015;

●	Our 2016 Short-term Incentive Program (“2016 STI Program”) was suspended for existing Named Executive Officers;

●	The performance-based component of our 2016 Long-term Incentive (“LTI”) Awards was increased from 20% to 50% (“Performance Awards”); and

●	The financial component of our LTI Awards was changed from EBITDA, as adjusted, to operating cash flow consistent with our 2016 focus on cash flow and debt reduction.

In response to market volatility the performance period for the 2016 Performance Awards was one year. The goal was to use the long-term component of the executive pay program to focus and reward the executives for meeting the near-term business objectives of the Company during a challenging year. As a result of the performance discussed above, the at-risk portion of the LTI Awards was achieved at 135% of target. See “Payout of 2016 Performance Awards” below for more details.

Restatement

Management accomplished our 2016 initiatives while also working toward the completion of a financial restatement (the “Restatement”). Subsequent to the filing of our Annual Report on Form 10-K for the year ended December 31, 2015, originally filed with the SEC on February 26, 2016 (“Original Filing”), senior management identified errors relating to the application of percentage-of-completion accounting principles to certain Belleli EPC projects. Management promptly reported the matter to our Audit Committee, which immediately retained counsel, who in turn retained a forensic accounting firm, to initiate an internal investigation. As previously disclosed in the Current Report on Form 8-K filed with the SEC on April 26, 2016, Exterran’s management and the Audit Committee determined, based on the preliminary results of the internal investigation, that the financial statements and related report of independent registered public accounting firm within the Original Filing should no longer be relied upon as a result of errors and possible irregularities relating to the accounting for certain Belleli EPC projects.

Our Restatement was completed on January 4, 2017 when we filed our amended Annual Report on Form 10-K/A (“Form 10-K/A”) for the fiscal year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the periods ending March 31, 2016, June 30, 2016 and September 30, 2016 (together, the “2016 Form 10Qs”). The Restatement and its effects have been set forth in our Form 10-K/A and 2016 Form 10-Qs. In addition, the remediation actions the Company has taken and will continue to take, including those to strengthen and enhance our control culture and environment, are set forth in Item 9A of the Form 10-K/A.

2017 Compensation Decisions

In February 2017, the Compensation Committee approved 2017 compensation for our Named Executive Officers. Other than Mr. Way, our anticipated Named Executive Officers for 2017 were hired by the Company during the second half of 2016, and therefore base salaries for 2017 will remain unchanged. The structure and target levels of the 2017 STI and LTI programs are substantially similar to the Company’s 2016 programs (had the 2016 STI program not been suspended) and are designed to focus executives on Company EBITDA, as adjusted, working capital, growth and HSSE, as well as each executive’s individual performance. The 2017 LTI awards will be 50% performance based for all of our Named Executive Officers other than Mr. Way, whose LTI award will be approximately 55% performance based.

Compensation Philosophy and Objectives

Our executive compensation program reflects the Company’s commitment to align pay with individual and Company performance, while allowing the Company to attract and retain highly qualified executives. Our program is designed to motivate our executives to achieve the Company’s business objectives and create long-term value for our stockholders.

The primary objectives of our executive compensation program are to:

●	Pay competitively — We believe that to attract, retain and motivate an effective management team with the level of expertise and experience needed to achieve consistent growth, profitability and returns for stockholders, total compensation should be competitive with that of comparably-sized companies across a variety of industries and within the midstream and oilfield services sector, as further described below in “How We Determine Executive Compensation.”

23 EXTERRAN CORPORATION

●	Pay for performance — Our program’s emphasis on performance-based, variable compensation is an important component of our overall compensation philosophy. Incentive awards based on annual performance combined with time-based equity awards that vest over several years balance short-term and long-term business objectives.

●	Align management’s interests with stockholders’ interests — Our program’s emphasis on equity-based compensation and ownership encourages executives to act strategically to drive sustainable long-term performance and enhance long-term stockholder value.

HOW WE DETERMINE EXECUTIVE COMPENSATION

Our Compensation Committee is responsible for establishing and overseeing compensation programs for our Named Executive Officers that are consistent with our compensation philosophy. In carrying out this role, our Compensation Committee considered the factors below:

●	the Company’s overall results as well as each executive’s impact on Company performance;

●	each executive’s relative scope of responsibility;

●	each executive’s individual performance, demonstrated leadership and potential;

●	current and past total compensation, including a review of base salary, short-term incentive pay and the value of LTI Awards received;

●	peer group data, and information and analysis provided by the Compensation Committee’s independent compensation consultant, as further detailed below;

●	internal pay equity considerations;

●	stockholder value creation; and

●	any other factors that the Compensation Committee deems relevant.

No specific formula is used to determine the weight of any factor; rather, compensation is established based on the Compensation Committee’s assessment of all relevant information. Using these factors, all elements of compensation, including base salaries and target percentages for short-term and long-term incentive compensation, are reviewed annually by the Compensation Committee.

Role of Management

Our Chief Executive Officer recommends to the Compensation Committee the compensation package for our executive officers other than himself. Each year, the Chief Executive Officer makes recommendations regarding salary adjustments, targets for annual cash incentives and LTI Awards. The Chief Executive Officer considers the factors described above, including his subjective analysis of their performance. The Compensation Committee makes the final determinations regarding executive compensation in light of the Chief Executive Officer’s recommendations and the Committee’s assessment on the factors described above. Compensation decisions for our Chief Executive Officer are made by our Compensation Committee.

The most significant aspects of the Chief Executive Officer’s role in the compensation-setting process for 2016 were:

●	recommending executive officers’ compensation programs, policies, incentive opportunities and compensation levels that are consistent with our business strategy;

●	recommending corporate performance goals on which performance-based compensation will be based;

●	assisting in the evaluation of, or evaluating, executive performance; and

●	providing relevant materials for Compensation Committee review and consideration.

Role of Independent Consultant

Since November 2015, the Compensation Committee has engaged Semler Brossy Consulting Group (“Semler Brossy”), as its independent executive compensation consultant to provide information and advise the Committee and management on matters relating to executive compensation and to assist them in developing and implementing our executive compensation programs. In 2016, Semler Brossy provided the following services:

●	analysis and recommendations on the 2016 peer group, as described below;

●	review and assistance as requested by the Company in development of new executive officer compensation packages;

●	provision of information related to trends, new rules and regulations that may impact executive and director compensation practices and administration; and

●	input and advice regarding the incentive compensation plan design for 2016.

2017 PROXY STATEMENT 24

The Compensation Committee reviewed the independence of Semler Brossy, employing the independence factors specified in the Corporate Governance Standards of the NYSE. Based on this assessment, the Compensation Committee determined that Semler Brossy was independent from the Company’s management and free from any relationships that could raise any conflicts of interest or similar concerns.

Peer Group Benchmarking

Compensation levels for 2016, as well as benchmarking for LTI Awards and STI Program targets reflected in our executives’ employment letters entered into in November 2015, were based upon the peer group established by Exterran Holdings prior to the Spin-Off. The 2015 peer group included:

Basic Energy Services, Inc.	Key Energy Services, Inc.	Patterson-UTI Energy, Inc.
Cameron International Corporation	McDermott International, Inc.	RPC, Inc.
Dresser-Rand Group Inc.	Oceaneering International, Inc.	Superior Energy Services, Inc.
Flowserve Corporation	Oil States International, Inc.	Willbros Group, Inc.

In 2016, the Compensation Committee engaged Semler Brossy to provide Exterran with an analysis of potential peer companies most similar to Exterran based on both financial metrics and business characteristics, including global footprint. Semler Brossy considered four metrics in its analysis: (1) public companies in selected energy equipment and services, machinery and construction and engineering industries; (2) business fit; (3) meaningful percentage of revenue generated from international sales; and (4) peer company financial size, based on annual revenues ranging from approximately $0.5 billion to $4.0 billion.

Based upon a review of the data provided by Semler Brossy, the Compensation Committee approved the following 2016 peer group, which reflects a mix of energy equipment, well-servicing companies and industrial machinery companies with an oil and gas component:

Archrock, Inc. Colfax Corp. Dril-Quip, Inc. Enerflex Ltd. Flowserve Corporation	Forum Technologies ITT, Inc. McDermott International Oceaneering International Oil States International	RPC, Inc. ShawCor Ltd. SPX Flow, Inc. Superior Energy Services TETRA Technologies, Inc.

The Compensation Committee considered 2016 peer group data in determining executive compensation design for 2017.

Consideration of Previous “Say on Pay” Voting

On March 17, 2016, we filed with the SEC a proxy statement for our 2016 annual meeting (“2016 Annual Meeting”). One of the proposals to be considered by our stockholders at the 2016 Annual Meeting was a vote, on an advisory basis, to approve the compensation of our Named Executive Officers for 2015, often referred to as a “say on pay.” As a result of the Restatement, on April 26, 2016 we filed a Current Report on Form 8-K with the SEC announcing the postponement of the 2016 Annual Meeting. Accordingly, this Annual Meeting will be the first opportunity for our stockholders to consider a “say on pay” vote on our executive compensation. See “Proposal 3 – Advisory Vote to Approve the Compensation of our Named Executive Officers.”

25 EXTERRAN CORPORATION

Elements of Our Executive Compensation Program

In order to achieve the objectives of our executive compensation program, we have developed a balanced compensation package which includes the following key elements and objectives of each:

Element	Objective
Base Salary	Attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income; targeted to be at the median
Annual performance-based incentive compensation (“STI”) – suspended during 2016	Promotes achievement of short-term performance objectives and rewards executives for their contributions toward achieving those objectives
Long-term equity incentive compensation (“LTI Awards”)	Aligns executives’ interests with stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain key executives
Retirement savings, and health and welfare benefits	Provides retirement income and protection against the financial hardship that can result from illness, disability or death consistent with programs that are generally available to U.S. employees
Severance benefit and change-of-control arrangements	Aids in attracting and retaining executive talent, particularly during any potential transition

The charts below reflect the 2016 mix of compensation elements based on the executive compensation program design, although STI was suspended in 2016 for our Chief Executive Officer (“CEO”) and Named Executive Officers. Our goal is to enhance the link between pay and performance and align our executive compensation program with long-term stockholder interests. The mix for the CEO and the NEOs is more heavily weighted towards compensation that is at-risk and tied to Company performance.

CEO Compensation Mix Base: Annual Incentive: Equity Incentive:	16% 16% 68%	Other NEOs Compensation Mix Base: Annual Incentive: Equity Incentive:	29% 21% 50%

BASE SALARY

The initial base salary level for each of our Named Executive Officers was set forth in his employment letter. Due to unprecedented market conditions, the Compensation Committee determined not to make any increases to Named Executive Officers’ base salaries in 2016.

2017 PROXY STATEMENT 26

Generally, our base pay structure is competitive and allows us to attract new executive talent to the Company. The 2016 annualized base salaries for our Named Executive Officers were:

Executive Officer	Title	2016 Base Salary
Andrew J. Way	President and Chief Executive Officer	$750,000
David A. Barta (1)	Senior Vice President and Chief Financial Officer	$435,000
Girish K. Saligram (2)	Senior Vice President, Global Services	$500,000
Steven W. Muck	Former Senior Vice President, Engineering and Product Lines	$350,000
Christopher T. Werner	Former Senior Vice President, Global Operations	$300,000
Jon C. Biro	Former Senior Vice President and Chief Financial Officer	$420,000
Daniel K. Schlanger(3)	Former Senior Vice President, Global Products	$420,000

(1)	Mr. Barta was named as our Senior Vice President and Chief Financial Officer Designate effective November 7, 2016 and became our Senior Vice President and Chief Financial Officer effective December 29, 2016. In connection with Mr. Barta’s commencement of employment in November 2016, we entered into an employment letter with him which provides for an annual base salary of $435,000. See “Executive Employment Letters” below.

(2)	Mr. Saligram was named as our Senior Vice President, Global Services effective August 22, 2016. In connection with Mr. Saligram’s commencement of employment, we entered into an employment letter with him which provides for an annual base salary of $500,000. See “Executive Employment Letters” below.

(3)	Mr. Schlanger resigned effective March 31, 2016.

ANNUAL PERFORMANCE-BASED INCENTIVE COMPENSATION

The initial incentive compensation target for each of our Named Executive Officers was set forth in his employment letter and was the result of arm’s length negotiations. In determining the target incentive opportunity for each Named Executive Officer, the Compensation Committee considered the factors discussed above under “How We Determine Executive Compensation.” Due to market conditions, the Chief Executive Officer voluntarily requested to suspend his participation in the Company’s 2016 STI Program, and the other Named Executive Officers mutually agreed to suspend participation in the 2016 STI Program.

Had this program not been suspended, each Named Executive Officer’s 2016 cash incentive target would have been:

Executive Officer	Title	2016 Cash Incentive Target (% of base salary)	2016 Cash Incentive Target ($)
Andrew J. Way	President and Chief Executive Officer	100	750,000
David A. Barta	Senior Vice President and Chief Financial Officer	(1)	(1)
Girish K. Saligram	Senior Vice President, Global Services	(2)	(2)
Steven W. Muck	Former Senior Vice President, Engineering and Product Lines	70	245,000
Christopher T. Werner	Former Senior Vice President, Global Operations	60	180,000
Jon C. Biro	Former Senior Vice President and Chief Financial Officer	70	294,000
Daniel K. Schlanger	Former Senior Vice President, Global Products	70	294,000

(1)	Mr. Barta was appointed Senior Vice President and Chief Financial Officer Designate effective November 7, 2016. Under the terms of his employment letter, Mr. Barta was not eligible to participate in the 2016 STI Program but received a cash bonus of $350,000 as a sign-on bonus under the terms of his employment letter.

(2)	Mr. Saligram was appointed Senior Vice President, Global Services effective August 22, 2016. Under the terms of his employment letter, Mr. Saligram was not eligible to participate in the 2016 STI Program but was guaranteed to receive a minimum cash bonus of $275,000 for 2016, in part to compensate Mr. Saligram for compensation he would have been entitled to receive from his prior employer had his employment not terminated. In February 2017, the Compensation Committee determined to award Mr. Saligram $100,000 in addition for his extraordinary performance in 2016.

27 EXTERRAN CORPORATION

LONG-TERM INCENTIVE COMPENSATION

We believe that awarding a meaningful portion of our Named Executive Officers’ total compensation in the form of LTI Awards aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance and helps to retain key executives. Under the Company’s 2015 Stock Incentive Plan adopted in November 2015 (the “2015 Plan”), the Compensation Committee has the ability to grant stock options, restricted stock and restricted stock unit awards, stock appreciation rights and performance units to employees (including our Named Executive Officers and our Chief Executive Officer) and consultants of our Company and its affiliates, and to our directors.

2016 LTI AWARDS

During 2016, equity-based LTI Awards generally were granted and valued based on the market closing price of our common stock on the date of approval by our Board or Compensation Committee. LTI Awards granted during 2016 to Named Executive Officers (other than the awards to Messrs. Barta and Saligram) consisted of time-based restricted stock awards and performance awards that generally vest one-third per year over a three-year period, subject to continued service through each vesting date and to accelerated vesting as described below under “Information Regarding Executive Compensation—Potential Payments upon Termination or Change of Control.” For Messrs. Barta and Saligram, due to the Restatement, LTI Awards made in connection with their employment (“New Hire LTI Awards”) were based on the market closing price of our common stock on the start date of their employment, although the actual grants were not made until the Restatement was completed in January 2017. As a result, these awards are not included in the Summary Compensation Table or the Grant of Plan Based Awards Table in this Proxy Statement.

Under the 2016 LTI Award program, we granted awards that consisted of restricted stock (50%) and performance awards (50%):

LTI Award	Purpose	Metrics	Vesting
Restricted stock (50%)	Encourage retention and incentivize key employees to work toward long-term performance goals by aligning their interests with stockholders’ interests; reduce impact of share price volatility over industry cycles	Time-based only	Restricted stock awards generally vest ratably over three years from date of grant, subject to continued service through the vesting date
Performance awards (50%)	Encourage achievement of short-term and long-term objectives and initiatives that reward sustained stockholder value creation	One-year measurement period Achievement based on two absolute measures: ● 90% Operating cash flow ● 10% HSE improvement	Earned units or shares generally vest ratably over three years from date of grant (including one-year performance period), subject to continued service through the vesting date

Our Compensation Committee establishes its schedule for making annual LTI Awards several months in advance and does not make such awards based on knowledge of material nonpublic information or in response to stock price. This practice results in awards typically being granted on a regular, predictable cycle, and in most cases after earnings information has been disseminated to the marketplace (with certain exceptions, for example upon the hiring of a new employee or following the promotion of an employee). In some instances, our Compensation Committee may be aware at the time grants are made of matters or potential developments that are not yet appropriate for public disclosure at that time, but that may result in public announcement of material information at a later date.

In determining the LTI Awards for each Named Executive Officer, excluding the New Hire LTI Awards, the Compensation Committee considered the factors discussed above under “How We Determine Executive Compensation.” These LTI Awards were granted in March 2016.

2017 PROXY STATEMENT 28

Each Named Executive Officer’s 2016 LTI Awards, at target, were:

Executive Officer	Title	2016 Restricted Stock Awards (Target) ($)	2016 Performance Awards (Target) ($)	2016 LTI Awards Total ($)
Andrew J. Way	President and Chief Executive Officer	$1,650,000	$1,650,000	$3,300,000
David A. Barta(1)	Senior Vice President and Chief Financial Officer	$750,000	—	$750,000
Girish K. Saligram (2)	Senior Vice President, Global Services	$1,100,000	—	$1,100,000
Steven W. Muck	Former Senior Vice President, Engineering and Product Lines	$250,000	$250,000	$500,000
Christopher T. Werner	Former Senior Vice President, Global Operations	$200,000	$200,000	$400,000
Jon C. Biro	Former Senior Vice President and Chief Financial Officer	$400,000	$400,000	$800,000
Daniel K. Schlanger	Former Senior Vice President, Global Products	—	—	—

(1)	Mr. Barta was appointed Senior Vice President and Chief Financial Officer Designate effective November 7, 2016, and his restricted stock award was granted January 6, 2017 and vests annually on November 7 of each year. Under the terms of his employment letter, Mr. Barta received an initial equity award of $750,000 of restricted stock. See “Executive Employment Letters” below.

(2)	Mr. Saligram was appointed Senior Vice President, Global Services effective August 22, 2016, and his restricted stock award was granted January 6, 2017 and vests annually on August 22 of each year. Under the terms of his employment letter, Mr. Saligram received an initial equity award of $1,100,000 of restricted stock. See “Executive Employment Letters” below.

The initial equity awards granted to Mr. Barta and Mr. Saligram in 2016 were not able to be awarded until January 6, 2017 as a result of the Restatement. As a result, these awards will not appear in the Summary Compensation Table until next year.

PAYOUT OF 2016 PERFORMANCE AWARDS

The performance metrics for the performance awards, as well as 2016 results for each metric, are below:

	Weighting	Threshold	Target	Maximum	2016 Actual
Payout Factor	—	50%	100%	150%	135%
Operating Cash Flow (in millions)(1)	90%	$ 200	$ 250	$ 275	$ 315
Health and Safety (2)	10%	(2)	(2)	(2)	—

Performance below threshold will result in a payout of 0%.

(1)	Operating cash flow is defined as EBITDA, as adjusted, plus cash flows from increases or reductions in (i) accounts receivable, (ii) inventory, (iii) costs in excess and estimated earnings on uncompleted contracts (“CIE”) net of billings on uncompleted contracts in excess of costs and estimated earnings (“BIE”), and (iv) accounts payable, less maintenance and other capital expenditures. “EBITDA, as adjusted” is defined as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, merger and integration expenses, restructuring charges, and non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations; provided, however, that adjustments to EBITDA, as adjusted, may be made by the Committee, in its discretion, for acquisitions or dispositions and unusual items or non-recurring items. Included in the definition of operating cash flow is EBITDA, as adjusted, which is a non-GAAP financial measure. For additional information about EBITDA, as adjusted, and a reconciliation to the most comparable GAAP financial measure, see “Non-GAAP Financial Measures” within the Company’s 2016 Form 10-K.

(2)	For purposes of the 2016 STI Program, the HSE component is measured based on improvement in certain operational safety metrics and is “on” only if those metrics are improved from prior periods.

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Based upon a review of 2016 results, the operating cash flow component was achieved at maximum (150%) and we did not achieve the HSE component. On February 15, 2017, the Compensation Committee certified that the 2016 Performance Awards were deemed earned at 135% of target.

The earned 2016 Performance Awards vest one-third per year over a three-year period from the date of grant (except for Mr. Barta and Mr. Saligram as noted above), subject to continued service through each vesting date, and are payable in cash based on the market closing price of our common stock on the vesting date for the first tranche, which becomes vested on March 4, 2017 and in shares for the two remaining tranches, which will vest on March 4, 2018 and March 4, 2019. See Grants of Plan-Based Awards for 2016 below for more information about the 2016 Performance Awards awarded to our Named Executive Officers.

RETIREMENT SAVINGS, HEALTH AND WELFARE BENEFITS

In 2016, our Named Executive Officers participated in benefit programs sponsored by Exterran. These benefits are designed to provide retirement income and protection against the financial hardship that can result from illness, disability or death.

Retirement Savings Plan

The Exterran 401(k) Retirement Savings Plan (“401(k) Plan”) allows certain employees, including our Named Executive Officers in 2016, to defer a portion of their eligible salary, up to the Code maximum deferral amount on a pre-tax basis or, commencing in 2016, on a post-tax (Roth) basis. Participants make contributions to an account maintained by an independent trustee and direct how those contributions are invested. We match 100% of a participant’s contribution to a maximum of 1% of his or her annual eligible compensation, plus 50% of the participant’s contribution from 2% to a maximum of 6% of his or her annual eligible compensation, for a total company match of up to 3.5% of annual eligible compensation up to IRS Code limits. Participants vest in the matching contributions after two years of employment.

Deferred Compensation Plan

We maintain the Exterran Corporation Deferred Compensation Plan, which allows certain key employees, including our Named Executive Officers, to defer receipt of their compensation, including up to 100% of their salaries and bonuses, and which also may be credited with Company contributions designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Exterran 401(k) Plan due to Code limits. Participants generally must make elections relating to compensation deferrals and plan distributions in the year preceding that in which the compensation is earned. Contributions to the Company’s Deferred Compensation Plan are self-directed investments in the various funds available under the plan. There are no interest calculations or earnings measures other than the performance of the investment funds selected by the participant. Participants direct how their contributions are invested and may change these elections at any time, provided that such changes in elections comply with Section 409A of the Code. Due to the market downturn, the Company did not contribute to the Company’s Deferred Compensation Plan during 2016.

Health and Welfare Benefit Plans

We maintain a standard complement of health and welfare benefit plans for our employees, including our Named Executive Officers. In 2016, we provided medical, dental and vision benefits, flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance coverage. These benefits were provided to our Named Executive Officers on the same terms and conditions as they are provided to our other employees.

Perquisites

In 2016, the Company provided a limited perquisite to one former NEO for tax advice and preparation services. Our policies prohibit tax gross-ups.

EXECUTIVE EMPLOYMENT LETTERS

We are parties to letters with each of our Named Executive Officers which set forth the material terms and conditions of their employment with us. Each executive employment letter provides for an initial annual base salary, and initial target short-term and long-term incentive the Named Executive Officer is eligible to receive. The base salary and incentive targets are subject to annual review, with future salary levels and incentive target rates subject to the discretion of the Compensation Committee. In addition, certain of the executive employment letters provide for one-time cash payments or equity awards. Each executive employment letter also provides that the applicable executive is eligible to participate in all employee benefit plans maintained by the Company for the benefit of its employees and executives generally.

2017 PROXY STATEMENT 30

SEVERANCE BENEFIT AND CHANGE-OF-CONTROL AGREEMENTS

Pursuant to the letters between our Named Executive Officers and the Company referred to above, we entered into severance benefit and change-of-control agreements with each of our Named Executive Officers. See “Information Regarding Executive Compensation—Potential Payments upon Termination or Change-of-Control” below, for a description of the terms of the severance benefit and change-of-control agreements, as well as estimates of the potential payouts under those agreements. Our Compensation Committee believes these severance benefit agreements and change-of-control agreements are necessary to attract and retain executive talent and are, therefore, a customary part of executive compensation. The change-of-control agreements are structured as “double-trigger” agreements. In other words, the change of control alone does not trigger benefits; rather, benefits are paid only if the executive incurs a qualifying termination of employment within 18 months following a change of control. These agreements also contain standard non-disparagement restrictions as well as other customary provisions.

Stock Incentive Plan

Our 2015 Plan permits the accelerated vesting of outstanding equity awards upon a change of control. The award agreements for all awards granted to our NEOs under the 2015 Plan are structured as “double-trigger” agreements and do not provide for accelerated vesting upon a change of control alone; rather, the awards accelerate only if the grantee incurs a qualifying termination of employment within 18 months following the change of control (in which case the award will vest in full upon such termination). See “Information Regarding Executive Compensation—Potential Payments upon Termination or Change-of-Control” below, for more information about equity vesting under various circumstances.

401(k) Plan

The Exterran Corporation 401(k) Plan provides for accelerated vesting of any unvested employer matching contributions following a change of control.

OTHER POLICIES AND CONSIDERATIONS

Stock Ownership Requirements

Our Named Executive Officers are required to hold an amount of our common stock with a market value of at least three times their annual base salary (or, for the Chief Executive Officer, five times his annual base salary) under our stock ownership policy. Executive officers generally have five years from their date of hire or promotion, respectively, to meet this stock ownership requirement. Our Compensation Committee believes that stock ownership requirements closely align our executive officers’ interests with those of its stockholders by ensuring its executive officers have a meaningful ownership stake in the Company. Our Compensation Committee measures the stock ownership of our Named Executive Officers annually as of October 31. As of October 31, 2016, our Chief Executive Officer met the stock ownership guideline, and our other Named Executive Officers were in compliance with our stock ownership requirements as they have up to five years from their date of hire or promotion to reach the required ownership level.

Prohibition on Hedging

We maintain a policy prohibiting all employees and directors from entering into any transaction designed to hedge or offset any decrease in the market value of our equity securities, including purchasing financial instruments (such as variable forward contracts, equity swaps, collars or exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities.

Prohibition on Pledging

We instituted a policy effective in February 2017 that prohibits senior executives and directors from pledging our equity securities as collateral for a loan, purchasing our equity securities on margin, or borrowing against our equity securities held in a margin account.

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Code

Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 paid to any one executive officer within a fiscal year. Compensation that is “performance-based” is excluded from this limitation. For compensation to be “performance-based,” it must meet certain criteria, including performance goals approved by our stockholders and, in certain cases, objective targets based on performance goals approved by

31 EXTERRAN CORPORATION

stockholders. We believe that maintaining the discretion to evaluate the performance of its Named Executive Officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Section 162(m) of the Code. The Compensation Committee, in coordination with management, intends to periodically assess the potential application of Section 162(m) of the Code on incentive compensation awards and other compensation decisions.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from LTI plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. It is our policy not to provide any executives with a gross-up payment to make up for these taxes, if any.

Section 409A of the Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our respective compensation and benefit plans and arrangements for all of our employees and directors, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements, of Section 409A of the Code.

Accounting for Stock-Based Compensation

We have followed Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”) in accounting for stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions.

ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

2017 PROXY STATEMENT 32

Information Regarding Executive Compensation

The tables below set forth certain compensation information paid or awarded by us, as applicable, during the year ended December 31, 2016.

SUMMARY COMPENSATION TABLE FOR 2016

The following table shows the compensation awarded, earned or paid during the years shown to our Named Executive Officers by us.

Name and Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Andrew J. Way, President and Chief Executive Officer	2016 2015(4)	750,000 369,231	— 2,000,000	3,300,000 3,999,996	— —	— 750,000	9,775 9,087	4,059,775 7,128,314
David A. Barta, Senior Vice President and Chief Financial Officer	2016	58,557	350,000(5)	—	—	—	250	408,807
Girish K. Saligram, Senior Vice President, Global Services	2016	173,077	2,275,962(6)	—	—	—	731	2,449,770
Steven W. Muck, Former Senior Vice President, Engineering and Product Lines	2016 2015 2014	350,000 350,000 334,718	— 132,000(7) —	500,000 767,983 632,646	— — —	— 170,000 425,000	13,519 42,909 35,155	863,519 1,462,892 1,427,519
Christopher T. Werner, Former Senior Vice President, Global Operations	2016 2015 2014	300,000 298,751 285,717	75,000(8) 75,000(8) —	400,000 399,987 232,626	— — —	— 91,500 133,258	11,398 19,310 20,510	786,398 884,548 672,111
Jon C. Biro, Former Senior Vice President and Chief Financial Officer	2016 2015 2014	420,000 420,000 113,077	— — —	800,000 1,199,995(9) 499,974	— — —	— 213,000 100,000	12,578 35,723 5,151	1,232,578 1,868,718 718,202
Daniel K. Schlanger, Former Senior Vice President, Global Products	2016 2015 2014	115,439 420,000 407,308	— 600,000(10) —	— 1,400,005 511,980	— — 279,995	— 110,000 600,000	804,016 97,150 64,447	919,455 2,627,155 1,863,730

(1)	The amounts in this column represent the grant date fair value of (a) restricted shares of Exterran’s common stock (which are set forth in the table below) and (b) 2016 Performance Awards at target. The grant date fair values of the 2016 Performance Awards at maximum level were as follows: Mr. Way: $2,475,000; Mr. Muck: $375,000; Mr. Werner: $300,000; and Mr. Biro: $600,000. The grant date fair value of these awards was calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 18 to the consolidated and combined financial statements in Exterran Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016.

(2)	In February 2016, Mr. Way voluntarily requested to suspend his participation in the 2016 STI program and the other NEOs employed at that time mutually agreed to suspend participation in the 2016 STI program.

(3)	The amounts in this column for 2016 include the following:

Name	401(k) Plan Company Contribution ($)(a)	Tax Preparation and Planning Services ($)	DERs / Dividends ($)(b)	Other ($)(c)	Total ($)
Andrew J. Way	9,275	—	—	500	9,775
David A. Barta	—	—	—	250	250
Girish K. Saligram	481	—	—	250	731
Steven W. Muck	9,275	—	3,744	500	13,519
Christopher T. Werner	9,275	—	1,623	500	11,398
Jon C. Biro	9,275	—	3,303	—	12,578
Daniel K. Schlanger	6,257	8,613	1,548	787,598	804,016

(a)	The amounts shown represent matching Company contributions for 2016.

(b)	Represents cash payments pursuant to dividend equivalents which were paid on unvested 2014 Archrock shares awarded under the Archrock 2013 Plan which were bifurcated at the time of the Spin-Off.

(c)	Represents contributions made to employee health savings accounts, and in the case of Mr. Schlanger, also represents severance payments paid pursuant to the severance benefit agreement.

33 EXTERRAN CORPORATION

(4)	Mr. Way’s letter provided for a one-time cash signing bonus of $2,000,000, which was intended, in part, to compensate Mr. Way for the value of the expatriate compensation package that he would have been entitled to receive from his prior employer during 2015 had his employment not terminated. Mr. Way must repay the signing bonus in full in the event that he voluntarily terminates employment prior to July 1, 2017. Mr. Way’s employment letter also provided for a one-time grant to Mr. Way of $3,999,996 in restricted stock pursuant to the 2015 Plan which vests one-third per year over three years beginning on November 4, 2016.

(5)	Under the terms of Mr. Barta’s employment offer, he received a one-time cash payment of $350,000 in connection with his commencement of employment and subject to continued service.

(6)	Under the terms of Mr. Saligram’s employment offer, certain one-time cash payments were negotiated as to make him whole for compensation and benefits he was forfeiting for leaving his prior employer and paid in connection with his commencement of employment and subject to continued service. In addition, the Compensation Committee determined to award him $100,000 in February 2017 for extraordinary performance in 2016.

(7)	Mr. Muck’s employment letter in connection with the Spin-Off provided for a retention incentive with an aggregate value of $400,000, 33% of which was paid in cash on the date of the Spin-Off, and the remaining was made in the form of a restricted stock award granted which vests 33% and 34% per year over the next two years on the anniversary date of the Spin-Off.

(8)	Mr. Werner’s employment letter in connection with the Spin-Off provided for a cash retention payment of $150,000 which $75,000 was paid on the date of the Spin-Off and $75,000 on the first anniversary of the Spin-Off.

(9)	Mr. Biro’s employment letter in connection with the Spin-Off provided for a restricted stock award equal to $400,000 which vests 33% on the date of Spin-Off, and 33% and 34% per year over the next two years on the anniversary date of the Spin-Off.

(10)	Mr. Schlanger’s employment letter provided for a retention incentive with an aggregate value equal to $1,200,000, one-half of which was paid in cash on the date of Spin-Off, and one-half of which was made in the form of a restricted stock award which was accelerated due to his severance agreement.

GRANTS OF PLAN-BASED AWARDS FOR 2016

The following table shows the short- and long-term incentive plan awards granted to the Named Executive Officers in 2016.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Number of Shares of Stock or Units (#)(3)	All other Option Awards: Number of Securities Under-lying Options (#)	Exer-cise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)
Andrew J. Way	3/4/2016 3/4/2016	— —	— —	— —	— —	106,728	160,092 —	— 106,728	— —	— —	1,650,000 1,650,000
David A. Barta(5)	—	—	—	—	—	—	—	—	—	—	—
Girish K. Saligram(5)	—	—	—		—	—	—	—	—	—	—
Steven W. Muck	3/4/2016 3/4/2016	— —	— —	— —	— —	16,171 —	24,257 —	— 16,171	— —	— —	250,000 250,000
Christopher T. Werner	3/4/2016 3/4/2016	— —	— —	— —	— —	12,937 —	19,406 —	— 12,937	— —	— —	200,000 200,000
Jon C. Biro	3/4/2016 3/4/2016	— —	— —	— —	— —	25,874 —	38,811 —	— 25,874	— —	— —	400,000 400,000
Daniel K. Schlanger	—	—	—	—	—	—	—	—	—	—	—

(1)	In February 2016, Mr. Way voluntarily requested to suspend his participation in the 2016 STI program and the other NEOs employed at that time mutually agreed to suspend participation in the 2016 STI program.

(2)	The amounts in these columns show the range of potential payouts of 2016 Performance Awards awarded as part of the 2016 LTI Award. “Target” is the number of 2016 Performance Awards at Plan. “Threshold” as used in this table is the lowest possible payout (0% of the grant), and “Maximum” is the highest possible payout (150% of the grant). See “Long-Term Incentive Compensation—2016 Performance Awards” for a description of the 2016 Performance Awards.

(3)	Shares of restricted stock awarded under our 2015 Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

2017 PROXY STATEMENT 34

(4)	The grant date fair value of performance awards and restricted stock is calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 18 to the consolidated and combined financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016. 2016 Performance Award units are shown at target value.

(5)	In connection with their employment in 2016, Mr. Barta and Mr. Saligram were entitled to receive equity awards subject to Committee approval. These awards were not approved and issued until 2017 as a result of the Restatement and therefore do not appear in the Grants of Plan-Based Awards Table or the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2016

The following table shows our Named Executive Officers’ equity awards and equity-based awards denominated in our common stock outstanding at December 31, 2016.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(4)
Andrew J. Way	—	—	—	—	280,226	6,697,401	106,728	2,550,799
David A. Barta	—	—	—	—	—	—	—	—
Girish K. Saligram	—	—	—	—	—	—	—	—
Steven W. Muck	—	—	—	—	40,606	970,483	16,171	386,487
Christopher T. Werner	5,418(2)	—	17.96	2/28/2017	24,459	584,570	12,937	309,194
Jon C. Biro	—	—	—	—	57,774	1,380,799	25,874	618,389
Daniel K. Schlanger	—	—	—	—	—	—	—	—

(1)	Messrs. Way, Barta, Saligram, Muck, and Biro have not been granted stock options.

(2)	Stock options awarded under the Archrock 2007 Plan that vested at the rate of one-third per year, subject to continued service through each vesting date, and with a term of seven years following the grant date.

(3)	Includes shares of restricted stock and units awarded under the Archrock 2013 Plan or our 2015 Plan.

Name	Unvested Share/Units	Initial Vesting Date	Vesting Increments
Andrew J. Way	173,498 106,728	11/03/2016 03/04/2017	One-third over 3 years One-third over 3 years

Steven W. Muck	942	03/04/2015	One-third over 3 years
	1,549	04/29/2015	One-third over 3 years
	13,226	03/04/2016	One-third over 3 years
	8,718	11/03/2016	33% (cash) on 11/4/2015; 33% (restricted stock) on 11/3/16; 34% (restricted stock) on 11/3/17
	16,171	03/04/2017	One-third over 3 years

Christopher T. Werner	942	03/04/2015	One-third over 3 years
	10,580 12,937	03/04/2016 03/04/2017	One-third over 3 years One-third over 3 years

Jon C. Biro	1,888	09/22/2015	One-third over 3 years
	21,162 8,850 25,874	03/04/2016 11/04/2015 03/04/2017	One-third over 3 years 33% on 11/4/15; 33% on 11/3/16; 34% on 11/3/17 One-third over 3 years

35 EXTERRAN CORPORATION

(4)	Based on the market closing price of our common stock on December 30, 2016, $23.90.

(5)	Amounts shown are the unearned and unvested number of 2016 Performance Award units at target. One-third of the performance units awarded in 2016 under our 2015 Plan vest one-third per year on each anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED FOR 2016

The following table shows the value realized by the Named Executive Officers upon vesting of restricted stock awards and exercised stock options during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares and Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Andrew J. Way	—	—	86,749	1,282,150
David A. Barta	—	—	—	—
Girish K. Saligram	—	—	—	—
Steven W. Muck	—	—	17,568	265,425
Christopher T. Werner	5,209	8,598	6,244	96,532
Jon C. Biro	—	—	18,940	285,878
Daniel K. Schlanger(3)	22,522	96,189	60,098	929,115

(1)	Includes stock options exercised by Messrs. Schlanger and Werner and our restricted stock that vested during 2016.

(2)	The value realized for vested awards was determined by multiplying the fair market value of the restricted stock (market closing price of Exterran’s common stock on the vesting date) by the number of shares or awards that vested. Shares vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares that vested for each Named Executive Officer in 2016.

(3)	Stock awards include March 4, 2016 vesting and March 31, 2016 acceleration of equity vesting within the 12 months of separation date for Mr. Schlanger.

NONQUALIFIED DEFERRED COMPENSATION FOR 2016

The following table shows our Named Executive Officers’ compensation for 2016 under our nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Andrew J. Way	—	—	—	—	—
David A. Barta	—	—	—	—	—
Girish K. Saligram	100,961	—	381	—	101,342
Steven W. Muck	7,000	—	29,045	—	277,137
Christopher T. Werner	—	—	462	—	9,523
Jon C. Biro	12,780	—	6,931	—	66,569
Daniel K. Schlanger (2)	—	—	4,327	98,303	—

(1)	The Company suspended its contributions to the Deferred Compensation Plan.

(2)	Distribution was made 6 months following separation date due to 409A regulations.

2017 PROXY STATEMENT 36

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Pursuant to the agreements we entered into with Archrock at the time of the Spin-Off, each outstanding Exterran Holdings stock option, restricted stock award, restricted stock unit award and performance unit award granted prior to calendar year 2015, was split into two awards of the same type as the underlying pre-Spin-Off award, consisting of an Archrock award and an Exterran Corporation award. In the case of outstanding non-qualified options, the exercise price was also adjusted to preserve the spread between the exercise price and the applicable market closing price immediately prior to and following the Spin-Off. Adjusted equity awards generally remain subject to the same vesting schedules and other terms and conditions as applied to the underlying Exterran Holdings awards immediately prior to the Spin-Off.

Severance Benefit Agreements

We entered into severance benefit agreements with Messrs. Way, Biro, Muck and Werner in November 2015, with Mr. Saligram in August 2016 and with Mr. Barta in November 2016. The terms and conditions of these severance benefit agreements were substantially similar.

Each severance benefit agreement provides that if the executive’s employment is terminated by us without cause or by the executive with good reason at any time through the term of the agreement which is one year, to be automatically renewed for successive one-year periods, until 365 days’ (for Messrs. Way, Biro, Muck and Werner) or 90 days’ (for Messrs. Saligram and Barta) prior notice is given by either party, he would receive a lump sum payment in cash on the 60th day after the termination date equal to the sum of:

●	his annual base salary then in effect;
●	his target annual incentive bonus opportunity for the termination year;
●	a pro-rated portion of his target annual incentive bonus opportunity for the termination year based on the length of time during which he was employed during such year; and
●	any earned but unpaid annual incentive award for the fiscal year ending prior to the termination date (collectively, the “Non-CoC Cash Severance”).

In addition, the executive would be entitled to:

●	accelerated vesting as of the termination date of all his outstanding unvested equity, equity-based and cash awards based in Exterran common stock, or where applicable the common stock of Archrock, in any case that were scheduled to vest within 12 months following the termination date (the “Non-CoC Accelerated Vesting”), provided that, if the achievement of the performance period goals for unearned performance award units has not yet been measured as of the separation date, the achievement of such goals will be measured following the conclusion of the performance period and paid in accordance with the applicable award agreement (for Messrs Way, Biro, Muck and Werner), and will be measured at target (for Mr. Saligram and Mr. Barta); and
●	continued coverage under our medical benefit plans for him and his eligible dependents for up to one year subject to executive’s payment of the employee premium (for Messrs. Way, Biro, Muck and Werner), or a cash payment equal to 18 months of employer premium payments (for Messrs. Saligram and Barta) following the termination date.

Each executive’s entitlement to the payments and benefits under his severance benefit agreement is subject to his execution of a waiver and release for Exterran’s benefit. In addition, all severance benefit agreements contain non-disparagement restrictions, and Messrs. Saligram’s and Barta’s severance benefit agreements also contain non-competition and non-solicitation or hire provisions.

Change of Control Agreements

We entered into change-of-control agreements with Messrs. Way, Biro, Muck and Werner in November 2015, with Mr. Saligram in August 2016 and with Mr. Barta in November 2016. The terms and conditions of these change-of-control agreements were substantially similar.

Each change-of-control agreement provides that if the executive’s employment is terminated by us other than for cause, death or disability, or by the executive for good reason (in each case, a “Qualifying Termination”), within 18 months following a change of control of Exterran (as defined in the change of control agreements), he would receive a cash payment not later than 60 days after the termination date equal to:

●	two times (or, for Mr. Way, three times) his current annual base salary plus two times (or, for Mr. Way, three times) his target annual incentive bonus opportunity for that year; and (i) a pro-rated portion of his target annual incentive bonus opportunity for the termination year based on the length of time during which he was employed during such year and (ii) any earned but unpaid annual incentive award for the fiscal year ending prior to the termination date; (the “CoC Cash Severance”); and

37 EXTERRAN CORPORATION

●	two times (for Messrs. Way, Biro, Muck and Werner) the total of the Company contributions that would have been credited to him under the Exterran 401(k) Plan and any other deferred compensation plan had he made the required amount of elective deferrals or contributions during the 12 months immediately preceding the termination month.

In addition, the executive would be entitled to:

●	Company provided medical coverage for him and his eligible dependents subject to executive’s payment of the employee premium for up to two years (for Messrs. Way, Biro, Muck and Werner) or a cash payment equal to 18 months of employer premium payments (for Messrs. Saligram and Barta) following the termination date;

●	the accelerated vesting of all his unvested stock options, restricted stock, restricted stock units and other stock-based awards based in Exterran common stock or where applicable the common stock of Archrock, and all cash-based incentive awards (collectively, the “CoC Accelerated Vesting”); and

●	a Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the executive would be subject to an excise tax under Section 4999 of the Code, the executive will receive either the full amount of his payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to the executive).

Each executive’s entitlement to the payments and benefits under his change-of-control agreement is also subject to his execution of a waiver and release for Exterran’s benefit. In addition, in the event an executive received payments under his change-of-control agreement, such executive is subject to confidentiality, non-solicitation and non-competition restrictions for two years following a termination of his employment, and for Messrs. Saligram and Barta a non-disparagement provision.

Vesting of Equity-Based Incentives

Pursuant to the agreements we entered into with Archrock at the time of the Spin-Off, a change of control of us will be treated as a change of control of Archrock for purposes of outstanding stock options, restricted stock, restricted stock units, and performance awards that continue to cover Archrock common stock and are held by our employees (including any of our Named Executive Officers) following the Spin-Off (collectively, “Archrock Awards”). In addition, upon death or disability, notwithstanding anything to the contrary in the applicable award agreements, all Archrock Awards will vest in full (to the extent then-unvested) upon a change in control of Archrock.

The outstanding award agreements for all Archrock and Exterran stock options, restricted stock and restricted stock units provide that, upon a termination due to death or disability, the award will accelerate in full. In addition, upon death or disability, the outstanding award agreements for performance awards provide that the award will accelerate in full based on (i) the achievement of the applicable performance goals if such goals have been determined as of the date of termination or (ii) achievement at the target performance level if the applicable performance goals have not been determined as of the date of termination.

2016 Termination Payments

During 2016, we entered into separation agreements with each of Mr. Biro and Mr. Schlanger, which are described below.

Mr. Schlanger. On March 7, 2016, we entered into a separation letter with Mr. Schlanger pursuant to which, in connection with his separation of employment, Mr. Schlanger received the payments and benefits set forth in his severance benefit agreement, which consisted of: (i) a lump sum cash payment equal to the sum of (a) his annual base salary, (b) his target annual incentive bonus opportunity for 2016 and (c) his target annual incentive bonus opportunity for 2016, prorated based on the length of his employment during 2016; and (ii) the accelerated vesting of any then-outstanding equity, equity-based and cash awards held by Mr. Schlanger that were denominated in shares of our common stock or Archrock common stock and would have otherwise vested during the twelve (12)-month period following his separation date. Pursuant to his severance benefit agreement and his separation letter, Mr. Schlanger is also subject to certain customary non-disparagement restrictions.

Mr. Biro. On December 23, 2016, we entered into a separation letter with Mr. Biro pursuant to which, in connection with his separation of employment in January 2017, Mr. Biro received the payments and benefits set forth in his severance benefit agreement, which consisted of: (i) a lump sum cash payment equal to the sum of (a) his annual base salary, and (b) his target annual incentive bonus opportunity, and (c) his target annual incentive bonus opportunity for 2017, prorated based on the length of his employment during 2017, (ii) the accelerated vesting of any then-outstanding equity, equity-based and cash awards held by Mr. Biro that were denominated in shares of our common stock or Archrock common stock and would have otherwise vested during the twelve (12)-month period following his separation date; and (iii) Company provided medical coverage under our medical benefit plans for him and his eligible dependents for up to one year following his separation date. Pursuant to his severance benefit agreement and his separation letter, Mr. Biro is also subject to certain customary non-disparagement restrictions.

2017 PROXY STATEMENT 38

Potential Payments

The following table shows the potential payments to the Named Executive Officers (other than Mr. Schlanger) upon a theoretical termination of employment or change of control occurring on December 31, 2016. The amounts shown assume a common stock value of $23.90 per share of our common stock (the December 30, 2016 market closing prices). The actual amount paid out to an executive upon an actual termination or change of control can only be determined at the time of such event. Amounts shown for Mr. Schlanger reflect amounts paid pursuant to his separation agreement dated March 7, 2016.

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)(3)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)(4)
Andrew J. Way Cash Severance Stock Option(5) Restricted Stock(6) Performance Awards(7) Other Benefits (8) Total Pre-Tax Benefit	— — 6,697,401 2,550,799 — 9,248,200	2,250,000 — 2,923,568 850,266 10,617 6,034,451	NA	5,250,000 — 6,697,401 2,550,799 39,783 14,537,983
David A. Barta Cash Severance Stock Option(5) Restricted Stock(6) Performance Awards(7) Other Benefits (9) Total Pre—Tax Benefit	— — — — — —	1,087,500 — — — 13,758 1,101,258	NA	1,848,750 — — — 13,758 1,862,508
Girish K. Saligram Cash Severance Stock Option(5) Restricted Stock(6) Performance Awards(7) Other Benefits (9) Total Pre—Tax Benefit	— — — — — —	1,200,000 — — — 15,925 1,215,925	NA	2,050,000 — — — 15,925 2,065,925
Steven W. Muck Cash Severance Stock Option(5) Restricted Stock(6) Performance Awards(7) Other Benefits (8) Total Pre-Tax Benefit	— — 963,913 458,794 — 1,422,707	840,000 — 579,804 169,540 7,754 1,597,098	NA	1,435,000 — 963,913 458,794 34,057 2,891,764
Christopher T. Werner Cash Severance Stock Option(5) Restricted Stock(6) Performance Awards(7) Other Benefits (8) Total Pre-Tax Benefit	— — 549,786 368,834 — 918,620	660,000 — 242,492 137,442 10,617 1,050,551	NA	1,140,000 — 549,786 368,834 39,783 2,098,403
Jon C. Biro Cash Severance Stock Option(5) Restricted Stock(6) Performance Awards(7) Other Benefits (8) Total Pre-Tax Benefit	— — 1,279,654 719,533 — 1,999,187	1,008,000 — 665,089 256,702 12,061 1,941,852	NA	1,722,000 — 1,279,654 719,533 42,672 3,763,859
Daniel K. Schlanger Cash Severance Stock Option(5) Restricted Stock(6) Performance Awards(7) Other Benefits (8) Total Pre-Tax Benefit	— — — — — —	787,098 — 770,040 52,076 — 1,609,214	NA	— — — — — —

(1)	“Disability” is defined in our 2015 Plan for awards granted since November 3, 2015.

(2)	“Cause” and “Good Reason” are defined in the severance benefit and change of control agreements with us.

39 EXTERRAN CORPORATION

(3)	If the executive had been terminated without Cause or resigned with Good Reason on December 31, 2016, under his severance benefit agreement his cash severance would consist of (i) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2016), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2016).

(4)	If the executive had been subject to a change of control followed by a qualifying termination (as defined in his change of control agreement) on December 31, 2016, under his change of control agreement, his cash severance would consist of (i) two times (three times for Mr. Way) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2016), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2016).

(5)	As of December 31, 2016, Mr. Werner’s vested options to purchase Exterran Corporation common stock were both outstanding and in-the-money. No other executives have stock options (vested or unvested) at this time.

(6)	The amounts in this row represent the value of the accelerated vesting of the executive’s unvested restricted stock of Exterran Corporation and Archrock, based on the December 30, 2016 market closing prices of Exterran Corporation and Archrock common stock.

(7)	The amounts in this row represent the value of the accelerated vesting of the executive’s unvested performance awards of Exterran Corporation and Archrock, based on the December 30, 2016 market closing prices of Exterran Corporation and Archrock common stock.

(8)	The amounts in this row represent each executive’s right to the payment, as applicable, of (i) continued coverage under our medical benefit plans for him and his eligible dependents for up to one year in the event of a termination without Cause or voluntary resignation for Good Reason. COBRA benefit premiums for a one-year period in the event of a termination without Cause or voluntary resignation for Good Reason, or (ii) medical benefit premiums and Exterran Corporation contributions under the 401(k) Plan and deferred compensation plan for a two-year period in the event of a change of control followed by a Qualifying Termination.

(9)	The amounts in this row represent each executive’s right to an amount equal to eighteen (18) months of (A) premium payments for continuation coverage pursuant to Section 4980B of the Code for Executive and Executive’s eligible dependents following the Separation Date minus (B) the cost to Executive of premium payments for healthcare coverage for Executive and Executive’s eligible dependents during Executive’s employment with the Company (calculated based on Executive’s elections as in effect on the Date of Termination).

2017 PROXY STATEMENT 40

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a written policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related-party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to the Financial Reporting Department on a quarterly basis. In the event a senior officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

In reviewing a proposed or ongoing related-party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related-party transaction:

●	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

●	whether there are any compelling business reasons for the Company to enter into the transaction;

●	whether the transaction would impair the independence of an otherwise independent director; and

●	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person’s interest in the transaction and the ongoing nature of any proposed relationship.

There were no related party transactions during 2016 that are required to be reported in this Proxy Statement.

41 EXTERRAN CORPORATION

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2016. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2017. We are submitting the selection of Deloitte for stockholder ratification at the Annual Meeting.

Representatives of Deloitte attended all regularly scheduled meetings of the Audit Committee in 2016. For additional information concerning the Audit Committee and its activities with Deloitte, see “Report of the Audit Committee” contained in this Proxy Statement and “Pre-Approval Policy” following this proposal description. We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Board of Directors’ Recommendation

The Board recommends that the stockholders vote “FOR” the ratification of the reappointment of Deloitte & Touche LLP.

Vote Required

Ratification requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. This proposal is considered a “routine” matter, and therefore, if a brokerage firm holds your shares and you do not provide any voting instructions, your brokerage firm will have discretionary authority to vote your shares on this matter. Abstentions will have no effect on the outcome of the vote.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf during calendar years 2016 and 2015.

Types of Fees	2016	2015
Audit fees(a)	$3,163,241	$2,857,524
Audit-related fees(b)	2,145,000	440,435
Tax fees(c)	37,550	55,200
Other(d)	—	3,000
Total fees:	$5,345,791	$3,356,159

(a)	Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations and other services, including assistance with and review of documents filed with the SEC.

(b)	Audit-related fees for 2016 include fees billed by our independent registered public accounting firm for audit work and reviews of financial statements undertaken in connection with our Restatement of certain of our historical financial results as described in Note 13 to the consolidated and combined financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016. Audit-related fees primarily consisted of fees for 2015 for services rendered by our independent registered public accounting firm in connection with the preparation of our Form 10 registration statement, including issuance of comfort letters, which were incurred prior to the completion of the Spin-off and paid by Archrock.

2017 PROXY STATEMENT 42

(c)	Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.

(d)	All other fees include fees billed by our independent registered public accounting firm related to software licensing agreements.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002 and (ii) the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2016 were pre-approved by our Audit Committee.

43 EXTERRAN CORPORATION

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal gives stockholders the opportunity to approve, reject or abstain from voting with respect to the compensation provided to our Named Executive Officers for 2016, as described in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and stockholder value. You are encouraged to read the detailed information concerning our executive compensation program and policies contained in the Compensation Discussion and Analysis section of this Proxy Statement as well as the compensation-related tabular and other disclosure following the Compensation Discussion and Analysis.

Board of Directors’ Recommendation

The Board recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Exterran Corporation approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2016, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

2017 PROXY STATEMENT 44

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934 requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should conduct advisory votes on the compensation of our Named Executive Officers. Stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation every year, every two years or every three years. Stockholders also may abstain from casting a vote on this proposal.

After careful consideration, the Board believes that a frequency of “every year” for the advisory vote on executive compensation is the preferable interval for conducting and responding to a “say on pay” vote, so that stockholders may annually express their views on our executive compensation programs.

Board of Directors’ Recommendation

The Board recommends that stockholders vote for the option of “EVERY YEAR” on the following resolution:

“RESOLVED, that the stockholders of Exterran Corporation determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s Named Executive Officers as set forth in the Company’s proxy statement should be every year, every two years or every three years.”

Vote Required

The frequency option (every year, every two years or every three years) that receives a plurality of votes cast on this proposal will be deemed the preferred option of our stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Because the vote on this proposal is advisory in nature and non-binding on the Company, the Board may decide to hold advisory votes on Named Executive Officer compensation more or less frequently than the deemed preferred option, except that these votes must be held at least every three years. However, the Board and the Compensation Committee value the opinions expressed by stockholders regarding the frequency of these votes and will take into account the outcome of the vote when considering how often to submit these matters for stockholder input.

45 EXTERRAN CORPORATION

ADDITIONAL INFORMATION

2018 Annual Meeting of Stockholders

Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2018 annual meeting of stockholders must be received by our Corporate Secretary no later than November 17, 2017.

Our Bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2018 annual meeting of stockholders on or after November 17, 2017 and no later than December 17, 2017 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these Bylaw provisions must include the information required under our Bylaws, including the following:

●	a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

●	with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A stockholder submitting a proposal or director nomination under our Bylaw provisions must, among other things:

●	include the name and address of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

●	state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

●	be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

●	update and supplement the required information 10 business days prior to the date of the meeting.

These requirements in our Bylaws are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our Bylaws by making a written request to our Corporate Secretary.

Stockholder proposals and nominations of directors must be delivered to our principal executive office at 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary.

2017 PROXY STATEMENT 46

If you have any questions or require any assistance with voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834 (from the United States and Canada)

Banks and Brokers May Call Collect: (212) 750-5833

Exterran Corporation

www.exterran.com

EXTERRAN CORPORATION 4444 BRITTMOORE ROAD HOUSTON, TX 77041

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E19763-P86024	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EXTERRAN CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the election of the following eight director nominees:		☐	☐	☐

1.	Election of Directors:

	01) William M. Goodyear	05) Mark R. Sotir
	02) James C. Gouin	06) Richard R. Stewart
	03) John P. Ryan	07) Andrew J. Way
	04) Christopher T. Seaver	08) Ieda Gomes Yell

The Board of Directors recommends you vote FOR proposals 2 and 3:							For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Corporation’s independent registered public accounting firm for 2017.						☐	☐	☐

3.	Advisory, non-binding vote to approve the compensation of our named executive officers.						☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 Year	2 Years	3 Years	Abstain

4.	Advisory, non-binding vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers.					☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E19764-P86024

EXTERRAN CORPORATION Annual Meeting of Stockholders April 27, 2017 8:30 AM CDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Andrew J. Way, William M. Goodyear and Valerie L. Banner, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EXTERRAN CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 8:30 AM CDT on April 27, 2017, at the offices of EXTERRAN CORPORATION located at 4444 Brittmoore Road, Houston, Texas 77041, USA, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

V.1.1